                                                                    EXHIBIT 10.1

                                                                  EXECUTION COPY

                   AMENDED & RESTATED STOCK PURCHASE AGREEMENT

                                     BETWEEN

                  FIDELITY NATIONAL INFORMATION SERVICES, INC.,

                        FIDELITY NATIONAL FINANCIAL, INC.

                                       AND

                           THE PURCHASERS NAMED HEREIN

                            DATED AS OF MARCH 8, 2005

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                            TABLE OF CONTENTS

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ARTICLE I         DEFINITIONS..............................................     3

      1.1         Certain Definitions......................................     3

      1.2         Construction.............................................    11

ARTICLE II        PURCHASE OF SHARES.......................................    11

      2.1         Purchase and Sale of the Shares..........................    12

      2.2         Closing Date.............................................    12

      2.3         Proceedings at Closing...................................    12

      2.4         Use of Proceeds..........................................    12

ARTICLE III       REPRESENTATIONS AND WARRANTIES OF PARENT.................    13

      3.1         Organization and Power...................................    13

      3.2         Authorization............................................    13

      3.3         Consents and Approvals...................................    13

      3.4         No Conflicts.............................................    14

      3.5         Broker's Fees............................................    14

      3.6         Capitalization...........................................    14

      3.7         Subsidiaries and Equity Investments; Joint Ventures......    15

      3.8         Authorization of Securities..............................    16

      3.9         Investment Company Act...................................    16

      3.10        Financial Statements.....................................    16

      3.11        Absence of Undisclosed Liabilities, Indebtedness.........    16

      3.12        Absence of Certain Changes...............................    17

      3.13        Litigation; Orders.......................................    17

      3.14        Compliance with Laws.....................................    17

      3.15        Permits..................................................    17

      3.16        Contracts................................................    18

      3.17        Intellectual Property....................................    18

      3.18        Affiliate Transactions...................................    20

      3.19        Assets and Properties....................................    20

      3.20        Insurance................................................    21
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                                TABLE OF CONTENTS
                                   (CONTINUED)

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      3.21        Tax Matters..............................................    21

      3.22        Employee Benefit Plans...................................    23

      3.23        Labor and Employment Matters.............................    27

      3.24        Real Property............................................    28

      3.25        Environmental Matters....................................    28

      3.26        Material Customers.......................................    29

      3.27        Corporate Records........................................    30

ARTICLE IV        REPRESENTATIONS AND WARRANTIES OF PURCHASERS.............    30

      4.1         Organization.............................................    30

      4.2         Authorization............................................    30

      4.3         Consents and Approvals...................................    31

      4.4         No Conflicts.............................................    31

      4.5         Brokers' Fees............................................    31

      4.6         Securities Law Matters; Valid Offering...................    31

      4.7         Sufficiency of Funds.....................................    31

ARTICLE V         COVENANTS................................................    31

      5.1         Access to Information....................................    32

      5.2         Conduct of the Business..................................    32

      5.3         Intercompany Agreements..................................    35

      5.4         All Reasonable Efforts; Further Assurances...............    36

      5.5         Approvals................................................    36

      5.6         Public Announcements.....................................    37

      5.7         Notification.............................................    37

      5.8         Exclusivity..............................................    38

      5.9         Confidentiality..........................................    38

      5.10        Transfer Taxes...........................................    38

      5.11        Financial Statements.....................................    38

      5.12        Non-Competition Agreements...............................    39

      5.13        New York State Title Insurance Subsidiary................    39
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                                TABLE OF CONTENTS
                                   (CONTINUED)

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      5.14        Certain Business in Certain Counties.....................    40

ARTICLE VI        CONDITIONS PRECEDENT TO CLOSING..........................    40

      6.1         Conditions Precedent to the Company's Obligations........    40

      6.2         Conditions Precedent to Purchasers' Obligations..........    42

ARTICLE VII       CLOSING DELIVERIES.......................................    45

      7.1         Items to Be Delivered by the Company.....................    45

      7.2         Items to Be Delivered by Purchasers......................    46

ARTICLE VIII      SURVIVAL AND INDEMNIFICATION.............................    46

      8.1         Survival of Representations, Warranties, and Covenants...    46

      8.2         Indemnification..........................................    46

      8.3         Deductible; Maximum Liability............................    48

      8.4         Definitions..............................................    49

      8.5         Procedures for Third-Party Claims........................    49

      8.6         Direct Claims............................................    50

      8.7         Sole Remedy..............................................    51

      8.8         Certain Other Matters....................................    51

ARTICLE IX        TERMINATION..............................................    51

      9.1         Termination..............................................    51

      9.2         Effect of Termination....................................    52

ARTICLE X         MISCELLANEOUS............................................    52

      10.1        Amendments...............................................    52

      10.2        Assignment...............................................    52

      10.3        Binding Effect...........................................    53

      10.4        Counterparts.............................................    53

      10.5        Entire Agreement.........................................    53

      10.6        Fees and Expenses........................................    53

      10.7        Governing Law............................................    54

      10.8        Headings.................................................    54

      10.9        Jurisdiction.............................................    54
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                                TABLE OF CONTENTS
                                   (CONTINUED)

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10.10       Notices..................................................    54

10.11       No Recourse..............................................    56

10.12       Severability.............................................    56

10.13       Specific Performance.....................................    56

10.14       Third-Party Beneficiaries................................    56

10.15       Waiver...................................................    56

10.16       Purchaser Obligations....................................    57
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                                       iv

SCHEDULES

A     Allocation of Purchase Price and Shares

EXHIBITS

A     Non-Competition and Non-Solicitation Agreement
B     Registration Rights Agreement
C     2005 Stock Incentive Plan
D     Stockholders Agreement
E     Financing Term Sheet
F     Management Agreements
G     Intentionally Left Blank
H     Form of Director Indemnification Agreement
I     Promissory Note

                   AMENDED & RESTATED STOCK PURCHASE AGREEMENT

      THIS AMENDED & RESTATED STOCK PURCHASE AGREEMENT (this "Agreement") is entered into as of March 8, 2005, among Fidelity National Information Services, Inc., a Delaware corporation (the "Company"), Fidelity National Financial, Inc., a Delaware corporation ("Parent"), and each of the Persons listed on Schedule A attached hereto (collectively, the "Purchasers").

      WHEREAS, certain of the parties hereto entered into that certain Stock Purchase Agreement, dated as of December 23, 2004 (the "Initial Agreement");

      WHEREAS, the parties hereto desire to amend and restate the initial Purchase Agreement in order to add (i) Evercore METC Capital Partners II L.P. ("Evercore"), and (ii) Banc of America Capital Investors, L.P. ("BACI") as Purchasers, and to make certain other changes;

      WHEREAS, on the terms and subject to the conditions set forth herein, the Company desires to issue and sell to each Purchaser, and each such Purchaser desires to purchase and acquire from the Company, that number of shares of common stock, par value $0.0001 per share ("Common Stock"), of the Company, set forth opposite its name on Schedule A attached hereto.

      WHEREAS, Parent desires that the Company undertake such transactions.

      WHEREAS, the shares of Common Stock to be issued to the Purchasers hereunder are referred to collectively as the "Shares."

      WHEREAS, prior to the consummation of the sale of the Shares (the "Transaction"), the Company intends to declare and pay a dividend (the "Parent Distribution") through distribution of a promissory note (attached hereto as
Exhibit I) from the Company to Parent in the amount of $2.7 billion (the "$2.7 Billion Note").

      WHEREAS, prior to the consummation of the Transaction, Parent may cause the Company to be recapitalized in a transaction pursuant to which, the Company will have borrowed up to $2.5 billion (the "Initial Financing") on terms reasonably comparable to the terms set forth on the financing term sheet attached hereto as Exhibit E (the "Financing Term Sheet") of which up to $2 billion will be paid by the Company to Parent in partial repayment of the $2.7 Billion Note and accrued interest thereon.

      WHEREAS, immediately prior to the consummation of the Transaction, Parent may cause the Company to be recapitalized in a transaction pursuant to which, immediately prior to the Closing, the Company will have borrowed up to a total (including the Initial Financing) of $3.2 billion (together with the Initial Financing, the "Financing") on terms reasonably comparable to the terms set forth on the Financing Term Sheet, and a total of $2.7 billion, plus accrued interest on the $2.7 Billion Note will have been paid by the Company to Parent in full repayment of the $2.7 Billion Note and interest thereon.

      WHEREAS, in the event that the Initial Financing shall not have been consummated prior to the time immediately prior to the consummation of the Transaction, the Parent may cause the

Company to be recapitalized in a transaction pursuant to which, immediately prior to the Closing, the Company will have borrowed up to a total of $3.2 billion (and in such event, such borrowing will be deemed hereunder to be the "Financing") on terms reasonably comparable to the terms set forth on the Financing Term Sheet, and $2.7 billion, plus accrued interest on the $2.7 Billion Note, will be paid by the Company to Parent in full repayment of the $2.7 Billion Note and interest thereon.

      WHEREAS, the Company will use the remaining proceeds from the Transaction and the Financing in the manner set forth herein.

      NOW, THEREFORE, in consideration of the foregoing recitals and the representations, warranties, covenants, and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                    ARTICLE I
                                   Definitions

      1.1 Certain Definitions. The following terms shall have the meanings set forth below (and such meanings shall be equally applicable to both the singular and plural form of the terms defined, as the context may require):

      "Affiliate" means, in respect of any Person, any other Person that is directly or indirectly controlling, controlled by, or under common control with such Person or any of its Subsidiaries, and the term "control" (including the terms "controlled by" and "under common control with") means having, directly or indirectly, the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or by contract or otherwise.

      "Affiliated Group" has the meaning ascribed to it in Section 1504(a) of the Code or any other provision of Law pursuant to which Taxes or Tax Returns are or may be paid or filed on a consolidated, combined or unitary basis.

      "Amended Company Disclosure Letter" has the meaning ascribed to it in the preamble to Article III.

      "Annual Combined Financial Statements" has the meaning ascribed to it in
Section 3.10.

      "BACI" has the meaning ascribed to it in the preamble to this Agreement.

      "Board of Directors" has the meaning ascribed to it in Section 6.2(h).

      "Business Day" means any day other than a Saturday, Sunday, or other day on which banking institutions in the State of New York are authorized or required by Law to close.

      "Business Restraint" has the meaning ascribed to it in Section 5.5(a).

      "Capital Leases" means, in respect of any Person, leases of (or other agreements conveying the right to use) any property (whether real, personal, or mixed) by such Person as lessee that, in accordance with GAAP, either would be required to be classified and accounted for as capital leases on a balance sheet of such Person or otherwise be disclosed as such in a note to such balance sheet.

      "Capital Stock" means, in respect of any Person, any shares or other equivalents (however designated) of any class of corporate stock, partnership interests, or membership interests in a limited liability company or any other participations, rights, warrants, options, or other interests in the nature of an equity interest in such Person, including preferred stock.

      "Closing" has the meaning ascribed to it in Section 2.2.

      "Closing Date" has the meaning ascribed to it in Section 2.2.

      "Code" means the Internal Revenue Code of 1986, as amended.

      "Common Stock" has the meaning ascribed to it in the recitals to this Agreement.

      "Company" has the meaning ascribed to it in the preamble to this Agreement.

      "Company Documents" has the meaning ascribed to it in Section 3.2.

      "Contractor" means all "preferred" agents, consultants, contractors, and subcontractors, as tracked by the Company's Contractor Management Office, which are involved in the development, support, customization, installation, maintenance or modification of any Intellectual Property of the Company or its Subsidiaries.

      "Contractor Agreement" means any written agreement between any Contractor and the Company or its Subsidiaries.

      "Contracts" means oral or written contracts, agreements, indentures, notes, bonds, loans, instruments, leases, commitments, or other equivalent arrangements or commitments.

      "Copyrights" means unexpired registrations for copyrighted material duly issued by the U.S. Copyright Office.

      "Corporate Services" has the meaning ascribed to it in Section 5.3.

      "CTI" has the meaning ascribed to it in Section 5.13(c).

      "Default" has the meaning ascribed to it in Section 3.4.

      "Defaulting Sponsor Group" has the meaning ascribed to it in Section 6.2.

      "DGCL" means the General Corporation Law of the State of Delaware.

      "Direct Claim" has the meaning ascribed to it in Section 8.5.

      "Director Indemnification Agreements" mean the indemnification agreements to be entered into by the Company and each member of the Company's Board of Directors, in substantially the form attached hereto as Exhibit H.

      "EBITDA" means the combined earnings of the Company and its Subsidiaries before deduction for interest, income taxes, depreciation and amortization, with each determined in accordance with GAAP applied consistent with the Company's past practice.

      "Employee Benefit Plans" has the meaning ascribed to it in Section
3.22(a).

      "Encumbrance" means any security interest, lien, pledge, claim, charge, encumbrance, right of first offer, right of first refusal, preemptive right, mortgage, indenture, security agreement or other equivalent agreement, arrangement, contract, commitment, understanding, or obligation, whether written or oral, and whether or not relating in any way to credit or the borrowing of money, other than as imposed by the Transaction Documents.

      "Environmental Costs and Liabilities" means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Entity or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.

      "Environmental Law" means any Law in any way relating to the protection of human health and safety, the environment or natural resources, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C.
Section 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. Section 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Clean Water Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Section 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.), as each has been amended.

      "Environmental Permits" has the meaning ascribed to it in Section 3.25(a).

      "ERISA" has the meaning ascribed to it in Section 3.22(a).

      "ERISA Affiliate" has the meaning ascribed to it in Section 3.22(a).

      "Evercore" has the meaning ascribed to it in the preamble to this Agreement.

      "Exchange Act" means the Securities Exchange Act of 1934, as amended.

      "Filed SEC Reports" means the Registration Statement on Form S-1 dated May 26, 2004, as amended through the date hereof, as filed by the Company with the SEC (but not including the information incorporated by reference therein).

      "Financial Statements" has the meaning ascribed to it in Section 3.10.

      "Financing" has the meaning ascribed to it in the recitals to this Agreement.

      "Financing Term Sheet" has the meaning ascribed to it in the recitals to this Agreement.

      "Foreign Plan" has the meaning ascribed to it in Section 3.22(q).

      "Form A Filing" has the meaning ascribed to it in Section 5.13(a).

      "GAAP" has the meaning ascribed to it in Section 3.10.

      "Governmental Entity" means any federal, state, or municipal court or other governmental department, commission, board, bureau, agency, or instrumentality, governmental or quasi-governmental, domestic or foreign.

      "Guaranty" shall mean any guaranty of the payment or performance of any Indebtedness or other obligation and any other equivalent arrangement whereby credit is extended to one obligor on the basis of any promise of another Person, whether that promise is expressed in terms of an obligation to pay the Indebtedness of such obligor, or to purchase an obligation owed by such obligor, or to purchase goods and services from such obligor pursuant to a take or pay contract, or to maintain the capital, working capital, solvency, or general financial condition of such obligor, whether or not any such arrangement is reflected on the balance sheet of such other Person or referred to in a note thereto.

      "Hazardous Material" means any substance, material, or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as "hazardous," "toxic," "pollutant," "contaminant," "radioactive," or words of equivalent meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

      "HSR Act" has the meaning ascribed to it in Section 3.3.

      "Indebtedness" means, for any Person at the time of any determination, without duplication, all obligations, contingent or otherwise, of such Person that, in accordance with GAAP, should be classified upon the balance sheet of such Person as indebtedness.

      "Indemnifiable Losses" has the meaning ascribed to it in Section 8.4.

      "Indemnitee" has the meaning ascribed to it in Section 8.4.

      "Indemnitor" has the meaning ascribed to it in Section 8.4.

      "Indemnity Payment" has the meaning ascribed to it in Section 8.4.

      "Intercompany Agreements" has the meaning ascribed to it in Section 5.3.

      "Interim Balance Sheet" has the meaning ascribed to it in Section 3.10.

      "Interim Period" has the meaning ascribed to it in Section 5.13(c).

      "Intellectual Property" means Marks; Patents; Copyrights; internet domain names that are registered with a domain name registrar; computer software; databases; proprietary technology; trade secrets and other confidential information; proprietary know-how; proprietary processes; formulae; algorithms; customer lists; source codes; object codes; and, in respect of all of the foregoing, related confidential data or information.

      "IRS" means the Internal Revenue Service and any governmental body or agency succeeding to the functions thereof.

      "IT" has the meaning ascribed to it in Section 5.3.

      "Law" means the common law and all federal, state, local, and foreign laws, rules and regulations, Orders, and other determinations of the United States, any foreign country, or any domestic or foreign Governmental Entity.

      "Leased Real Property" has the meaning ascribed to it in Section 3.24(a).

      "Liabilities" means all Indebtedness, obligations, and other liabilities (or contingencies that have not yet become liabilities) of a Person, whether absolute, accrued, contingent (or based upon any contingency), known or unknown, fixed or otherwise, or whether due or to become due.

      "LSI" has the meaning ascribed to it in Section 5.5(b).

      "Management Agreements" shall mean those Management Agreements to be entered into at the Closing by and between the Company and each of THL Managers V, LLC, TPG GenPar IV, L.P. and Evercore Advisors L.L.C., each in substantially the form attached as Exhibit F.

      "Marks" means trademarks and service marks (whether registered or unregistered), trade names and designs, together with all goodwill related to the foregoing.

      "Material Adverse Effect" means any material adverse effect on: (A) the business, liabilities, operations or financial position of the Company and its Subsidiaries, taken as a whole, other than any such effect to the extent it results from (i) changes in general economic, market or political conditions or any acts of war or terrorism, (ii) matters generally affecting any of the industries in which the Company or its Subsidiaries operate, (iii) matters resulting from the execution, delivery, performance or announcement of any of the Transaction Documents and the transactions contemplated hereby and thereby, or (iv) the actions of any of the Purchasers, or (B) the ability of the Company to perform any of its material obligations under any of the Transaction Documents.

      "Material Contracts" has the meaning ascribed to it in Section 3.16.

      "Material Customers" has the meaning ascribed to it in Section 3.26(a).

      "Multiemployer Plan" has the meaning ascribed to it in Section 3.22(a).

      "Multiple Employer Plans" has the meaning ascribed to it in Section
3.22(a).

      "National Title" has the meaning ascribed to it in Section 5.13(a).

      "Non-Competition Agreement" shall mean that Non-Competition and Non-Solicitation Agreement to be entered into at the Closing by and between the Company and Parent, in substantially the form attached as Exhibit A.

      "Non-Disclosure Agreements" shall mean the Non-Disclosure Agreements, by and among Parent, Bear Stearns Merchant Manager II, LLC, and certain of the Purchasers or their affiliates, dated as of October 13, 2004.

      "NYSDI" has the meaning ascribed to it in Section 5.5(d).

      "Order" has the meaning ascribed to it in Section 3.4.

      "Owned Real Property" has the meaning ascribed to it in Section 3.24(a).

      "Parent" has the meaning ascribed to it in the preamble.

      "Parent Distribution" has the meaning ascribed to it in the recitals to this Agreement.

      "Parent's Knowledge" means the actual knowledge of William P. Foley, II, Al Stinson, Brent Bickett, Peter Sadowski, Tony Park, Dan Murphy, Roger Maloch, Brian Hershkowitz, Eric Swenson, Todd Johnson, Michael Gravelle, Dan Scheuble, Hugh Harris, Ernie Smith and Michael Sanchez.

      "Patents" means unexpired patents duly issued by the U.S. Patent and Trademark Office.

      "PBGC" has the meaning ascribed to it in Section 3.22(d).

      "Permits" has the meaning ascribed to it in Section 3.15.

      "Permitted Encumbrances" means (i) Encumbrances for current Taxes not yet due and payable, (ii) any materialmen's, mechanics, workmen's, repairmen's, contractor's, warehousemen's, carrier's, supplier's, vendor's, or equivalent Encumbrances if payment is not yet due on the underlying obligation, (iii) liens reflected in the financial statements contained in the Filed SEC Reports, (iv) statutory or common law liens to secure landlords, lessors, or renters under leases or rental agreements confined to the premises rented, and (v) deposits or pledges made in connection with, or to secure payment of, worker's compensation, unemployment insurance, old age pension, or other social security programs mandated under applicable laws.

      "Person" means any individual, partnership, limited partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization, or Governmental Entity.

      "Products" has the meaning ascribed to it in Section 3.17(g).

      "Purchase Price" has the meaning ascribed to it in Section 2.1.

      "Purchasers" has the meaning ascribed to it in the preamble to this Agreement.

      "Purchasers Representatives" means, in the case of the Purchasers affiliated with Thomas H. Lee Equity Fund V, L.P., Thomas M. Hagerty, and in the case of the Purchasers affiliated with TPG Partners IV, L.P. and TPG Partners III, L.P., Jonathan Coslet, and in case any individual set forth above is unable to serve, such other person as a majority in interest of the Purchasers whom such person represents shall designate as a successor. It is acknowledged by the parties that any required consent of the Purchasers Representatives hereunder shall require the consent of each of Thomas M. Hagerty and Jonathan Coslet and their respective successors, as the case may be.

      "Purchaser Documents" has the meaning ascribed to it in Section 4.2.

      "Purchaser Material Adverse Effect" shall mean a material adverse effect on the Purchasers' ability to consummate the transactions contemplated hereby.

      "Qualified Plans" has the meaning ascribed to it in Section 3.22(b).

      "Real Property" has the meaning ascribed to it in Section 3.24(a).

      "Registration Rights Agreement" shall mean that Registration Rights Agreement to be entered into at the Closing by and among the Company, the Purchasers and Parent, in substantially the form attached as Exhibit B.

      "Related Persons" has the meaning ascribed to it in Section 3.18.

      "Relationships" has the meaning ascribed to it in Section 5.3.

      "Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

      "Remedial Action" means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment,

(iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

      "Restraint" has the meaning ascribed to it in Section 6.1(d).

      "SEC" means the U.S. Securities and Exchange Commission and any governmental body or agency succeeding to the functions thereof.

      "Securities Act" means the Securities Act of 1933, as amended.

      "Separation Agreements" has the meaning ascribed to it in Section 5.3.

      "Shares" has the meaning ascribed to it in the recitals to this Agreement.

      "Sponsor Group" shall mean either (i) Thomas H. Lee Equity Fund V, L.P., Thomas H. Lee Parallel Fund V, L.P., Thomas H. Lee Cayman Fund V, L.P., Thomas
H. Lee Investors Limited Partnership, Putnam Investments Holdings, LLC, Putnam Investments Employees' Securities Company I, LLC, and Putnam Investments Employees' Securities Company II, LLC, collectively, or (ii) TPG Partners III, L.P., TPG Parallel III, L.P., TPG Investors III, L.P., FOF Partners III, L.P., FOF Partners III-B, L.P., TPG Dutch Parallel III, C.V. and TPG Partners IV, L.P., collectively.

      "State Interim Period" has the meaning ascribed to it in Section 5.13(c).

      "Stock Incentive Plan" means the Company's 2005 Stock Incentive Plan, in substantially the form attached as Exhibit C.

      "Stockholders Agreement" shall mean that Stockholders Agreement to be entered into at the Closing by and among the Company, the Purchasers and Parent, in substantially the form attached as Exhibit D.

      "Subsidiary" means, in respect of any Person, any Person in which such first Person, directly or indirectly, beneficially owns more than 50% of either the equity interest in, or the voting control of, such Person, whether or not existing on the date hereof.

      "Tax Returns" means all returns, declarations, reports, estimates, information returns and statements required to be filed or actually filed in respect of any Taxes.

      "Taxes" means (i) all federal, state, local, or foreign taxes, charges, fees, imposts, levies, or other assessments, including, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property, and estimated taxes, customs duties, fees, assessments, and charges of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax, or additional amounts imposed by any taxing authority in connection with any item described in clause (i), and (iii) any liability in respect of any items described in clauses
(i) and/or (ii) payable by reason of contract, assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision of Law) or otherwise.

      "Third Party Claims" has the meaning ascribed to it in Section 8.3.

      "THL" means Thomas H. Lee Equity Fund V, L.P., Thomas H. Lee Parallel Fund V, L.P., Thomas H. Lee Cayman Fund V, L.P., Thomas H. Lee Investors Limited Partnership, Putnam Investments Holdings, LLC, Putnam Investments Employees' Securities Company I, LLC, and Putnam Investments Employees' Securities Company II, LLC, collectively.

      "Title Plant" has the meaning ascribed to it in Section 5.3.

      "TPG" means TPG Partners III, L.P., TPG Parallel III, L.P., TPG Investors III, L.P., FOF Partners III, L.P., FOF Partners III-B, L.P., TPG Dutch Parallel III, C.V. and TPG Partners IV, L.P., collectively.

      "Transaction" has the meaning ascribed to it in the recitals to this Agreement.

      "Transaction Documents" means, collectively, this Agreement, the Stockholders Agreement, the Registration Rights Agreement, the Intercompany Agreements, the Non-Competition Agreement, the Management Agreements, the Director Indemnification Agreements and each other document, instrument, certificate, or agreement to be executed by the parties to effect the transactions contemplated by this Agreement.

      "Unaudited Financial Statements" has the meaning ascribed to it in Section 3.10.

      1.2   Construction.

            (a) All references to "Articles," "Sections," "Schedules," and "Exhibits" contained in this Agreement are, unless specifically indicated otherwise, references to articles, sections, schedules, or exhibits of or to this Agreement.

            (b) As used in this Agreement, the following terms shall have the meanings indicated: (i) "day" means a calendar day; (ii) "U.S." or "United States" means the United States of America; (iii) "dollar" or "$" means lawful currency of the United States; (iv) "including" or "include" means "including without limitation"; and (v) references in this Agreement to specific Laws (such as the DGCL, the Code, and ERISA), or to specific sections or provisions of Laws, apply to the respective U.S. or state Laws that bear the names so specified and to any succeeding Law (which now has a new section number, code number or other designation that is different from that used herein and is in existence on the date hereof), section, or provision corresponding thereto and the rules and regulations promulgated thereunder.

                                   ARTICLE II
                               Purchase of Shares

      2.1 Purchase and Sale of the Shares. On the terms and subject to the conditions set forth herein, on the Closing Date, the Company shall issue, sell, and deliver to each Purchaser, and each Purchaser, severally and not jointly, shall purchase and acquire from the Company, the number of Shares listed opposite its name on Schedule A attached hereto for the consideration set forth opposite such Purchaser's name on Schedule A attached hereto. The aggregate consideration to be paid to the Company by the Purchasers for the Shares shall be equal to Five Hundred Million Dollars ($500,000,000) (the "Purchase Price.") The Purchase Price shall be paid by one or more wire transfers of immediately available funds to the Company's account designated to the Purchasers in writing no later than two (2) business days before the Closing.

      2.2 Closing Date. The closing of the Transaction (the "Closing") shall take place at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, at 10:00 a.m., local time, as promptly as practicable following the date on which all of the conditions contained in Article VI have been satisfied or waived, as applicable, or at such other place, time, or date as may be mutually agreed to in writing by Purchasers Representatives and the Company. The date of the Closing is referred to herein as the "Closing Date."

      2.3 Proceedings at Closing. All actions to be taken and all documents to be executed and delivered by the Company in connection with the consummation of the transactions contemplated at the Closing shall be reasonably satisfactory in form and substance to Purchasers Representatives and their counsel, and all actions to be taken and all documents to be executed and delivered by Purchasers in connection with the consummation of the transactions contemplated at the Closing shall be reasonably satisfactory in form and substance to the Company and its counsel. All actions to be taken and all documents to be executed and delivered by all parties hereto at the Closing shall be deemed to have been taken and executed and delivered simultaneously, and no action shall be deemed taken nor any document executed or delivered until all have been taken, executed, and delivered. At the Closing, (i) the Company shall deliver to Purchasers the items in Section 7.1 and (ii) Purchasers shall deliver to the Company the items described in Section 7.2.

      2.4 Use of Proceeds. The Company will use the proceeds received from the Initial Financing and the Financing to (i) repay at or prior to the Closing, all the Company's Indebtedness for borrowed money existing immediately prior to the Initial Financing or the Financing, as the case may be (other than with respect to Capital Leases), (ii) pay all expenses of the Company or its Subsidiaries incurred in connection with the negotiation and consummation of the Initial Financing and the Financing (including the associated fees of the lenders),
(iii) fund at least $30.0 million of additional cash to the Company's balance sheet, and (iv) pay to Parent up to $2 billion of proceeds from the Initial Financing and a total of $2.7 billion, plus accrued interest on the $2.7 Billion Note, of proceeds from the Financing in full repayment of the $2.7 Billion Note and interest thereon. The Company will use the proceeds received from the Transaction to (i) repay all the Company's Indebtedness for borrowed money existing immediately prior to the Closing (other than with respect to Capital Leases and $2.8 billion of the Financing), and (ii) pay all expenses of the Company and the Purchasers incurred in connection with the negotiation and consummation of the Transaction at the Closing (including the amounts due under Section 2(a) of the Management Agreements), and (iii) fund at least $40 million of additional cash to the Company's balance sheet.

                                  ARTICLE III
                    Representations and Warranties of Parent

      Except as disclosed in (i) the Filed SEC Reports or (ii) the amended and restated disclosure letter delivered by Parent to the Purchasers concurrently with the execution of this Agreement (the "Amended Company Disclosure Letter) (it being agreed, that any disclosure therein with respect to any particular section of the Agreement shall not be deemed disclosure with respect to another section of the Agreement and no disclosure in any SEC Filed Report shall be deemed disclosed for purposes hereof, unless, in each case, the applicability of such disclosure to the subject matter of such section is clear from a reasonable reading of such disclosure or listing in such section), the Parent hereby makes the following representations and warranties to the Purchasers, each of which was true and correct as of the date of the Initial Agreement:

      3.1 Organization and Power. Parent, the Company and each of the Company's Subsidiaries is a corporation duly incorporated, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation. The Company and each of its Subsidiaries has the requisite corporate power and authority to own, lease, or otherwise hold the assets and properties owned, leased, or otherwise held by it and necessary to carry on its business as presently conducted. The Company and each of its Subsidiaries is in good standing and is duly qualified to conduct business as a foreign corporation in each jurisdiction in which the nature of its business or the ownership of property make such qualification necessary, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.

      3.2 Authorization. Each of Parent and the Company has the requisite corporate power to execute and deliver this Agreement and each other Transaction Document to be executed by it in connection with the consummation of the transactions contemplated hereby (the "Company Documents") and to perform its obligations hereunder and thereunder. The execution and delivery by the Company and Parent of this Agreement and each Company Document to which it is a party and the performance by each of them of its obligations hereunder and thereunder have been (or at the time of execution will be) duly authorized by all necessary corporate action on its part. This Agreement has been (and each Company Document to which it is a party will be) duly executed and delivered by duly authorized officers of each of the Company and Parent and, assuming the due execution and delivery of this Agreement and each Company Document by the other party or parties hereto or thereto, this Agreement and each Company Document to which it is a party shall constitute valid and binding obligations of the Company and Parent enforceable against the Company and Parent in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, or other equivalent Laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

      3.3 Consents and Approvals. Except as would not reasonably be expected to have a Material Adverse Effect, no consent, approval, waiver, order, or authorization of, or registration, declaration, or filing with, or notice to, any Governmental Entity (including any consent, approval, waiver, or authorization in respect of any Contract or Permit) is required to be obtained or made by or in respect of Parent, the Company or any of the Company's Subsidiaries in connection with the execution and delivery of this Agreement or any Company Document by the Company or Parent, the performance by the Company or Parent of its obligations hereunder and thereunder or the consummation of the transactions contemplated hereby or thereby, other than (i) if required, the filing of a Form D with the SEC and any applicable state securities regulatory authorities, (ii) the filing of premerger notification and report forms under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), or (iii) any required filings or approvals with insurance authorities in New York State.

      3.4 No Conflicts. The execution and delivery of this Agreement does not (and of each Company Document will not), and neither the performance by the Company or Parent of its obligations hereunder and thereunder, nor the consummation of the Financing or the transactions contemplated hereby and thereby, will, (i) conflict with the Certificate of Incorporation or bylaws of the Company or Parent, as the case may be, (ii) except as would not reasonably be expected to have a Material Adverse Effect, conflict with, result in any violation of, constitute a default (with or without notice, lapse of time, or both (a "Default")) under, or give rise to a right of termination, cancellation, or acceleration of, or any obligation or to loss of a benefit under, any Contract, or any contract or agreement that is material to the business, assets, financial condition or results of operation of the Company and its Subsidiaries, taken as a whole, (iii) violate, constitute a Default under, or cause the forfeiture, impairment, non-renewal, revocation, or suspension of any Permit,
(iv) violate any citation, order, judgment, decree, writ, or injunction ("Order") of any Governmental Entity applicable to Parent, the Company or any of the Company's Subsidiaries, (v) violate any Law applicable to Parent, the Company or any of the Company's Subsidiaries, or (vi) except as would not reasonably be expected to have a Material Adverse Effect, result in the creation of any Encumbrance upon any of the assets or properties of Parent, the Company or the Company's Subsidiaries.

      3.5 Broker's Fees. No agent, broker, finder, investment banker, financial advisor, or other equivalent Person will be entitled to any fee, commission, or other compensation in connection with the transactions contemplated by this Agreement on the basis of any act or statement made or alleged to have been made by the Company, Parent or any of their respective Affiliates or Representatives, except for the fees and expenses of Stephens Inc., which fees and expenses will be paid out of proceeds from this Transaction in accordance with Section 2.4 hereof.

      3.6   Capitalization.

            (a) The authorized Capital Stock of the Company consists of 400,000,000 shares of Common Stock, of which 1,000 are issued and outstanding as of the date hereof. All of the issued and outstanding shares of Capital Stock of the Company are duly authorized, validly issued, fully paid, and nonassessable, and were not issued in violation of any preemptive rights or any federal or state securities Laws, and are owned beneficially and of record by Parent. Immediately after the Closing, but prior to the issuance of any shares of Common Stock under the Stock Incentive Plan, the Shares will constitute 25 % of the outstanding Common Stock of the Company on a fully diluted basis.

            (b) There are no outstanding options, warrants, and other equivalent rights to purchase Capital Stock of the Company. There are (i) no authorized or outstanding securities, rights (preemptive or other), subscriptions, calls, commitments, warrants, options, or other agreements that give any Person the right to purchase, subscribe for, or otherwise receive or be issued Capital Stock of the Company or any security convertible into or exchangeable or exercisable for Capital Stock of the Company, (ii) no outstanding debt or equity securities of the Company that upon the conversion, exchange, or exercise thereof would require the issuance, sale, or transfer by the Company of any new or additional Capital Stock of the Company (or any other securities of the Company which, whether after notice, lapse of time, or payment of monies, are or would be convertible into or exchangeable or exercisable for Capital Stock of the Company), (iii) no agreements or commitments obligating the Company to repurchase, redeem, or otherwise acquire Capital Stock or other securities of the Company or its Subsidiaries, and (iv) no outstanding or authorized stock appreciation rights, phantom stock, stock rights, or other equity-based interests in respect of the Company. The Company has not issued any voting indebtedness.

            (c) There is no proxy, stockholders agreement, voting trust, or other agreement or understanding to which the Company, Parent, or to Parent's Knowledge, any other Person, is a party or by which it is bound relating to the voting of any shares of Capital Stock of the Company.

      3.7   Subsidiaries and Equity Investments; Joint Ventures.

            (a) Schedule 3.7 sets forth the name, jurisdiction of incorporation, and the Company's percentage ownership interest of Capital Stock for each direct and indirect Subsidiary of the Company. The Company does not, directly or indirectly, own any Capital Stock of any Person other than the Subsidiaries set forth on Schedule 3.7. The Company is not a direct or indirect participant in any material joint venture or other equivalent arrangement.

            (b) The outstanding shares of Capital Stock of each Subsidiary of the Company are duly authorized, validly issued, fully paid, and non-assessable, have not been issued in violation of any preemptive rights, and are owned of record and beneficially, directly or indirectly, by the Company, free and clear of all Encumbrances.

            (c) There are (i) no authorized or outstanding securities, rights (preemptive or other), subscriptions, calls, commitments, warrants, options, or other agreements that give any Person the right to purchase, subscribe for, or otherwise receive or be issued Capital Stock of any Subsidiary of the Company or any security convertible into or exchangeable or exercisable for Capital Stock of any Subsidiary of the Company, (ii) no outstanding debt or equity securities of the Company or its Subsidiaries that upon the conversion, exchange, or exercise thereof would require the issuance, sale, or transfer by the Company or its Subsidiaries of any new or additional Capital Stock of any Subsidiary of the Company (or any other securities, which, whether after notice, lapse of time, or payment of monies, are or would be convertible into or exchangeable or exercisable for Capital Stock of any Subsidiary of the Company), (iii) no agreements or commitments obligating any Subsidiary of the Company to repurchase, redeem, or otherwise acquire Capital Stock or other Securities of the Company or its Subsidiaries and (iv) no outstanding or authorized stock appreciation rights, phantom stock, stock rights, or stock based interests in respect of any Subsidiary of the Company. No Subsidiary of the Company has issued any voting indebtedness.

      3.8 Authorization of Securities. When issued in accordance with the terms of this Agreement, the Shares will be duly authorized, validly issued, fully paid and nonassessable, free and clear of all Encumbrances.

      3.9 Investment Company Act. The Company is not, and after giving effect to the issuance of the Shares and the application of the proceeds thereof will not be, an "investment company" within the meaning of Investment Company Act of 1940, as amended.

      3.10 Financial Statements. Prior to the date of the Initial Agreement, the Company provided to TPG and THL (i) the annual combined balance sheets of the Company and its Subsidiaries as of December 31, 2003 and 2002 and the related combined statements of earnings, equity and comprehensive earnings and cash flows for each of the years in the three-year period ended December 31, 2003 (the "Annual Combined Financial Statements"), together with the notes thereto, and the draft report of KPMG LLP thereon which includes a legend indicating that certain transactions would have to be completed before KPMG LLP would be in a position to issue the draft report in final form, and (ii) the unaudited combined balance sheet of the Company and its Subsidiaries as at June 30, 2004 reviewed by KPMG LLP (the "Interim Balance Sheet"), and the related combined statements of earnings and cash flows, for the six (6) month period then ended, the "Unaudited Financial Statements"). The Unaudited Financial Statements, together with the Annual Combined Financial Statements are referred to as the "Financial Statements". The Financial Statements have been prepared in accordance with U.S. generally accepted accounting principles consistently applied ("GAAP") and fairly present the combined financial condition, assets and liabilities, results of operations, cash flows, and changes in equity and comprehensive earnings of the Company and its Subsidiaries as of the dates, and for the periods, indicated therein, subject in the case of the Unaudited Financial Statements to lack of footnotes and a statement of changes in equity and comprehensive earnings and normal year end adjustments that will not be material. Since June 30, 2004, there has not been any change of the Company's accounting principles, methods, or policies except as required by GAAP or as would not reasonably be expected to have a Material Adverse Effect. The results and accounts of the entities listed on disclosure Schedule 3.10 are included in the Financial Statements, but have been excluded from the final formation of the Company and its Subsidiaries and are therefore, not subject to the terms of this Transaction.

      3.11 Absence of Undisclosed Liabilities, Indebtedness. The Company and its Subsidiaries have no Liabilities that are required to be reflected in, reserved against, or otherwise described in a balance sheet (or the notes thereto) prepared in accordance with GAAP except (i) those Liabilities provided for or reserved against in the Financial Statements (or set forth in the notes thereto), (ii) Liabilities arising in the ordinary course of business consistent with past practice since June 30, 2004, and (iii) Liabilities under this Agreement. Immediately after the Closing, other than the Indebtedness for borrowed money incurred in connection with the Financing and other than with respect to Capital Leases, neither the Company nor any of its Subsidiaries will have any Indebtedness.

      3.12 Absence of Certain Changes. Except as set forth in the Unaudited Financial Statements and except as contemplated by the Financing, since June 30, 2004, neither the Company nor any of its Subsidiaries has: (i) terminated or suffered any material amendment of any Material Contract; (ii) suffered any event or circumstance that has had or could reasonably be expected to have a Material Adverse Effect; (iii) other than in the ordinary course of business consistent with past practice, increased the salaries or other compensation of, or made any advance or loan to, any of its current or former directors or executive officers or made any increase in, or any addition to, other benefits to which any of its current or former directors or executive officers may be entitled; (iv) (other than the $2.7 Billion Note) declared, set aside, or paid any dividend or made or agreed to make any other distribution or payment in respect of its Capital Stock or redeemed, purchased, or otherwise acquired or agreed to redeem, purchase, or acquire any of its Capital Stock or other securities; (v) waived any right of material value to the Company or its Subsidiaries; or (vi) incurred any Indebtedness (other than the $2.7 Billion
Note).

      3.13 Litigation; Orders. There is no claim or judicial or administrative action, suit, proceeding, or investigation pending or, to Parent's Knowledge, threatened (i) that questions the validity of this Agreement or any other Transaction Document, the performance by the Company or Parent of the obligations to be performed by it hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or (ii) except as would not reasonably be expected to have a Material Adverse Effect, relating to the business of the Company or any of its Subsidiaries (as now conducted or as proposed to be conducted) or materially affecting the Company or any of its Subsidiaries or any of their respective assets or properties. There is no material Order of any Governmental Entity binding on the Company, any of its Subsidiaries, or any of their respective assets or properties.

      3.14 Compliance with Laws. The Company and each of its Subsidiaries has complied in all material respects with each Law and Order binding on it or on any of its assets or properties and is not currently in material violation of any such Law or Order, and there have been no notices or Orders of noncompliance issued to the Company of any of its Subsidiaries under or in respect of any such Law.

      3.15 Permits. The Company and each of its Subsidiaries owns, holds, possesses, or lawfully uses in its business all approvals, authorizations, certifications, franchises, licenses, permits, and equivalent authorities ("Permits") that are necessary for the conduct of their business as currently conducted or the ownership and use of their assets or properties, in compliance with all Laws, except for those Permits the failure to obtain or loss of which would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is in Default under, or has received any notice of any claim of Default in respect of, any such Permits, except as would not reasonably be expected to have a Material Adverse Effect. To Parent's Knowledge, all such Permits are renewable by their respective terms in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees.

      3.16 Contracts. Schedule 3.16 sets forth all of the following Contracts to which the Company or any of its Subsidiaries is a party or by which it is bound (the "Material Contracts"): (i) Contracts with any labor union or association representing any employee of the Company or any of its Subsidiaries;
(ii) Contracts for the sale of any of the assets of the Company or any of its Subsidiaries other than in the ordinary course of business or for the grant to any Person of any preferential rights to purchase any of their assets; (iii) Contracts containing covenants of the Company or any of its Subsidiaries not to compete in any line of business or with any Person in any geographical area;
(iv) Contracts granting any registration or similar right in respect of securities of the Company or any of its Subsidiaries, and (v) Contracts pursuant to which the Company or any of its Subsidiaries acquired the capital stock or assets of another entity and which contain earn-out provisions relating to such acquisition requiring the Company or any of its Subsidiaries to make payments in the future in excess of $250,000 individually or $750,000 in the aggregate. All of the Contracts to which the Company or any of its Subsidiaries is a party or by which it is bound are in full force and effect and are the legal, valid, and binding obligations of the Company and/or its Subsidiaries, enforceable against them in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and equivalent Laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Neither the Company nor any of its Subsidiaries is in default, except as would not reasonably be expected to have a Material Adverse Effect, in any respect under any Contract of the Company and its Subsidiaries, nor, to Parent's Knowledge, is any other party to any such Contract in default thereunder in any respect.

      3.17  Intellectual Property.

            (a) Schedule 3.17(a) sets forth an accurate and complete list of all material Patents, registered Marks, pending applications for registrations of any Marks, registered Copyrights, and pending applications for registration of Copyrights, owned or filed by the Company or any of its Subsidiaries.

            (b) The Company or its Subsidiaries is the sole and exclusive owner of all right, title and interest in and to all of the Patents, the registered Marks, and each of the registered Copyrights and pending applications filed by the Company or its Subsidiary therefor, and each of the other Copyrights in any works of authorship prepared by or for the Company or its Subsidiary that resulted from or arose out of any work performed by or on behalf of the Company or by any employee, officer, consultant or contractor of any of them. To Parent's Knowledge and except as would not reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries is the sole and exclusive owner of, or has valid and continuing rights to use, sell or license, as the case may be, all other Intellectual Property used, sold or licensed by the Company or its Subsidiaries in their businesses as presently conducted, free and clear of all Encumbrances.

            (c) To Parent's Knowledge, and except as would not reasonably be expected to have a Material Adverse Effect, the Intellectual Property owned, used, practiced or otherwise commercially exploited by the Company or its Subsidiaries in connection with their businesses as presently conducted (the "Company Intellectual Property") do not constitute an unauthorized use or misappropriation of any Patent, Copyright, trade secret or other equivalent right, of any Person and do not infringe, constitute an unauthorized use of, or violate any other right of any Person. The Intellectual Property owned by or licensed to the Company or its Subsidiaries, or as to which the Company or its Subsidiaries otherwise possess valid and continuing rights for use, includes all of the material intellectual property rights necessary to enable the Company and its Subsidiaries to conduct their businesses in the manner in which such businesses are currently being conducted.

            (d) Neither the Company, nor any of its Subsidiaries: (i) is a party to any suit, action or proceeding which involves a claim of infringement or misappropriation of any Patent, Copyright or trade secret right by the Company or any of its Subsidiaries against any third party;
      (ii) has provided written notice to any third party alleging infringement or misappropriation of the Company's and its Subsidiaries' Patents, Copyrights or trade secrets; (iii) is a party to any suit, action or proceeding which involves a claim of infringement or misappropriation of any Patent, Copyright or trade secret by a third party against the Company or any of its Subsidiaries; (iv) except as would not reasonably be expected to have a Material Adverse Effect, has received any written notice from any third party alleging infringement or misappropriation of such third party's Patents, Copyrights or trade secrets. To Parent's Knowledge and except as would not reasonably be expected to have a Material Adverse Effect, the manufacturing, marketing, licensing, use or sale of the products or the performance of the services offered by the Company and its Subsidiaries in the ordinary course of its respective businesses as presently conducted do not currently infringe, and have not infringed, upon any Patent, Copyright or trade secret right of any third party.

            (e) No trade secret or any other non-public, proprietary information material to the Business as presently conducted has been authorized to be disclosed or, to Parent's Knowledge, has been actually disclosed by the Company or any of its Subsidiaries to any employee or any third party other than pursuant to a non-disclosure agreement or employment policy restricting the disclosure and use of such trade secret or non-public proprietary information. Except as would not reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries have taken adequate security measures to protect the secrecy and confidentiality of all trade secrets and any other material confidential information of the Company and its Subsidiaries which measures are reasonable in the industry in which the Company and its Subsidiaries operate.

            (f) The Company and its Subsidiaries have not received written notice from any current or prior officers, employees, or Contractors of the Company and its Subsidiaries claiming any ownership interest in any Company Intellectual Property as a result of having been involved in the development of such property while employed by or performing services for the Company or its Subsidiaries.

            (g) Except as would not reasonably be expected to have a Material Adverse Effect, the Company's unmodified version of its material software that is marketed and licensed by the Company and its Subsidiaries to its customers (the "Products") conforms in all material respects with the documentation prepared, marketed and licensed by the Company in respect of such Products. Except as would not reasonably be expected to have a Material Adverse Effect: (i) there are no defects, malfunctions or nonconformities in the unmodified version of the Products that cause the unmodified version of the Products, as properly installed, not to perform the material functions for which they are intended, on the whole, as provided in the Company's documentation, and (ii) there are no errors in any documentation, specifications, manuals, and user guides associated with or used or produced in the development, maintenance or marketing of the Company Intellectual Property.

      3.18 Affiliate Transactions. Except as contemplated by the Intercompany Agreements, and except for arrangements between the Parent or its Subsidiaries (other than the Company and its Subsidiaries) on the one hand, and the Company and its Subsidiaries on the other hand, which do not involve payments by any party of more than $500,000 annually in the aggregate and which do not restrict the ability of the Company and its Subsidiaries to engage in any line of business in any geographic area, no stockholder, officer, or director of the Company or any of its Subsidiaries, or to Parent's Knowledge, any member of his or her immediate family, or any Person controlled by any of the foregoing Persons (collectively, "Related Persons") (i) owes any amount to the Company or any of its Subsidiaries nor does the Company or any of its Subsidiaries owe any amount (other than employment compensation or benefits), or has it committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person, (ii) has made any claim or cause of action or any action, suit, or proceeding whatsoever against the Company or any of its Subsidiaries, (iii) to Parent's Knowledge, (other than through stock ownership in a public company) has any direct or indirect ownership interest in, or is an officer, director, employee, consultant, or agent of, any Person that has a business relationship with the Company (or any of its Subsidiaries) or that competes with the Company or any of its Subsidiaries, or (iv) owns, directly or indirectly, in whole or in part, any real property, leasehold interests, or other property or any Permits, the use of which is necessary for the conduct of the business of the Company or its Subsidiaries as currently conducted and as proposed to be conducted. To the Company's Knowledge, no Related Person has any direct or indirect (other than through stock ownership in a public company) interest in any Contract to which the Company or its Subsidiaries is a party or by which it is bound.

      3.19 Assets and Properties. The Company and each of its Subsidiaries has good and marketable title to its assets and properties, and a valid leasehold interest in leasehold estates, free and clear of all Encumbrances, other than
(i) Permitted Encumbrances and (ii) those that have arisen in the ordinary course of business consistent with past practice and that do not materially impair the ownership or use of such assets or properties. Such assets and properties are in such operating condition and repair as is suitable for the uses for which they are used in the business of the Company and its Subsidiaries, are not subject to any condition which materially interferes with the use thereof by the Company or its Subsidiaries, as the case may be, and, together with rights under the Intercompany Agreements, constitute all assets, properties, interests in properties and rights necessary to permit the Company and its Subsidiaries to carry on their business after the Closing substantially as conducted by the Company and its Subsidiaries prior thereto.

      3.20 Insurance. The Company and each of its Subsidiaries has in full force and effect all insurance policies, with coverage, in customary amounts (subject to reasonable deductibles), sufficient to provide adequate insurance coverage for all of the assets and properties of the Company and its Subsidiaries for all material risks in compliance with all applicable Laws, Orders, and Permits. There are no pending claims against any such insurance policy as to which the insurers have denied liability.

      3.21  Tax Matters.

            (a) (i) All income, franchise and other material Tax Returns required to be filed by or with respect to the Company, any of its Subsidiaries or any Affiliated Group of which the Company or any of its Subsidiaries is or was a member have been properly prepared and duly and timely filed with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings); (ii) all amounts of Taxes due and payable by or with respect to the Company, any of its Subsidiaries or any Affiliated Group of which the Company or any of its Subsidiaries is or was a member for any periods prior to (A) the date of this Agreement have been fully and timely paid or accrued on the consolidated balance sheet of the Company and its Subsidiaries dated November 30, 2004 previously delivered by Parent to Purchasers and attached hereto as Schedule 3.21(a)(ii)(A), and (B) the last day of the month immediately preceding the Closing Date will have been fully and timely paid or accrued in the financial statements delivered to Purchasers pursuant to Section 5.11 (provided that such accruals are made consistent with past practice, in accordance with GAAP and reflect only Taxes properly allocable to the Company and its Subsidiaries (as opposed to those allocable to Parent and its Subsidiaries other than the Company and its Subsidiaries), unless being contested in good faith by the Company or its Subsidiaries (such contested matters and the exposure thereunder as of the date of the Initial Agreement are set forth on Schedule 3.21(a) and such contested matters arising after the date of the Initial Agreement and prior to the Closing Date shall be adequately reserved for in the financial statements delivered to Purchasers pursuant to Section 5.11); and (iii) with respect to any taxable period prior to the Closing Date for which (A) Tax Returns have not yet been filed, or (B) Taxes not yet due or owing, the Company and its Subsidiaries will have made due and sufficient current accruals for any such Taxes on the financial statements delivered to Purchasers pursuant to Section 5.11.

            (b) The Company and each of its Subsidiaries have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and have duly and timely withheld from employee salaries, wages, other compensation, and other amounts of Taxes and have paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods (including portions thereof) ending on or prior to the Closing Date under all applicable Laws.

            (c) The Company has delivered or made available to Purchasers true and complete copies of (i) all federal, state, local, and foreign income and franchise Tax Returns of the Company and each of its Subsidiaries (or, in the case of Tax Returns filed for an Affiliated Group, the portion of such consolidated Tax Returns relating to the Company and its subsidiaries) relating to the taxable periods since December 31, 2000, and
      (ii) any audit report issued within the last three years relating to Taxes due from or in respect of the Company or any of its Subsidiaries.

            (d) To Parent's Knowledge, with respect to the Company and its Subsidiaries no claim has been made by a taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not file a type of Tax Return such that it is or may be subject to that type of Tax in that jurisdiction.

            (e) To Parent's Knowledge, with respect to the Company and its Subsidiaries, there are no current audits or investigations by any taxing authority in progress, nor has the Company or any of its Subsidiaries received written notice from any taxing authority that it intends to conduct such an audit or investigation. No agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including any applicable statute of limitation), has been executed or filed with the IRS or any other taxing authority by or on behalf of the Company or any of its Subsidiaries and no power of attorney in respect of any Tax matter is currently in force.

            (f) Neither the Company, any of its Subsidiaries nor any other Person on any of their behalf has (i) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of Law by reason of a change in accounting method initiated by the Company or any of its Subsidiaries or has any knowledge that the IRS or any other taxing authority has proposed any such adjustment or change in accounting method, or has any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to the business or operations of the Company or any of its subsidiaries, or (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of Law in respect of the Company or any of its Subsidiaries.

            (g) Neither the Company nor its Subsidiaries is a party to any tax sharing agreement or arrangement, or any other agreement relating to the allocation of responsibility for any Tax, pursuant to which it will have any obligation to make any payments after the Closing.

            (h) There are no Encumbrances (other than Permitted Encumbrances) as a result of any unpaid Taxes upon any of the assets of the Company or its Subsidiaries.

            (i) All distributions of shares by, or consisting of shares of, the Company, any of its Subsidiaries or any member of an Affiliated Group of which the Company or any of its Subsidiaries is or was a member, purporting to qualify for tax-free treatment under Section 355 of the Code so qualified. With respect to each distribution of shares purporting to qualify for tax-free treatment under Section 355 of the Code, neither the Company nor any of its Subsidiaries has constituted a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of the Initial Agreement in a distribution that constitutes part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with this acquisition or any other transaction (whether occurring before or after the Closing) or (ii) in a distribution that could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with this acquisition.

            (j) Neither the Company nor any of its Subsidiaries has constituted a "U.S. real property holding company" within the meaning of
      Section 897(c)(2) of the Code at any time during the last five years.

            (k) To Parent's knowledge, after due inquiry, neither the Company nor any of its Subsidiaries has engaged in any "reportable transaction" within the meaning of Treasury Regulation Section 1.6011-4.

            (l) As of the date of the Initial Agreement, the Company and its Subsidiaries, in the aggregate, own intangible assets that are amortizable for federal income tax purposes with a tax basis equal to at least $1,000,000,000.

      3.22  Employee Benefit Plans.

            (a) Schedule 3.22(a) sets forth a true and complete list of all "employee benefit plans" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and any employee benefit plans, agreements, arrangements, programs or payroll practices (including, without limitation, severance pay, vacation pay, company awards, salary continuation for disability, sick leave, retirement, deferred compensation, equity-based, bonus or other incentive compensation, stock purchase arrangements or policies, hospitalization, medical insurance, life insurance, and scholarship programs) maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes or is obligated to contribute thereunder in respect of any current or former employee of the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries could otherwise have any liability (contingent or otherwise), including any liability that results from the Company or any of its Subsidiaries being considered a single employer or under common control with any entity (whether incorporated or not) under Section 414(b), (c),
      (m) or (o) of the Code (an "ERISA Affiliate") (in each case, any of the foregoing, whether domestic or foreign, "Employee Benefit Plans"). The Amended Company Disclosure Letter identifies, in separate categories, Employee

      Benefit Plans that are (i) subject to Sections 4063 and 4064 of ERISA ("Multiple Employer Plans"), (ii) multiemployer plans (as defined in
      Section 4001(a)(3) of ERISA) ("Multiemployer Plans"), or (iii) "benefit plans" within the meaning of Section 5000(b)(1) of the Code providing continuing benefits after the termination of employment (other than as required by Section 4980B of the Code, Part 6 of Title I of ERISA or comparable state or local Laws and at the former employee's or his or her beneficiary's sole expense).

            (b) Except as would not reasonably be expected to result in a Material Adverse Effect, each of the Employee Benefit Plans intended to qualify under Section 401 of the Code ("Qualified Plans") so qualify and the trusts maintained thereto are exempt from federal income taxation under Section 501 of the Code, and, to Parent's Knowledge, nothing has occurred in respect of the operation of any such plan that could cause the loss of such qualification or exemption or the imposition of any liability, penalty, or tax under ERISA or the Code.

            (c) All contributions and premiums required by Law or by the terms of any Employee Benefit Plan have been timely made (without regard to any waivers granted in respect thereof) to any funds or trusts established thereunder or in connection therewith, and no accumulated funding deficiencies exist in any of such plans subject to Section 412 of the Code.

            (d) The benefit liabilities (as defined in Section 4001(a)(16) of ERISA), of each of the Employee Benefit Plans subject to Title IV of ERISA using the actuarial assumptions that would be used by the Pension Benefit Guaranty Corporation (the "PBGC") in the event it terminated each such plan do not exceed the fair market value of the assets of each such plan. The liabilities of each Employee Benefit Plan that has been terminated or otherwise wound up, have been fully discharged in full compliance with applicable Law.

            (e) During the 12-month period ending on the date of the Initial Agreement, no "reportable event" (as defined in Section 4043 of ERISA and the regulations thereunder) for which the 30-day reporting requirement has not been waived or extended has occurred with respect to any of the Employee Benefit Plans subject to Title IV of ERISA, nor has any event requiring notice to be provided under Section 4041(c)(3)(C) or 4063(a) of ERISA.

            (f) There has been no violation of ERISA in respect of the filing of applicable returns, reports, documents, and notices regarding any of the Employee Benefit Plans with the Secretary of Labor or the Secretary of the Treasury or the furnishing of such notices or documents to the participants or beneficiaries of the Employee Benefit Plans that would reasonably be expected to result in a Material Adverse Effect.

            (g) True and complete copies of the following documents, in respect of each of the Employee Benefit Plans that, after the Closing, the Company or any if its

      Subsidiaries will maintain, contribute to, or have any liability with respect to (as applicable), have been delivered to THL and TPG (i) any plans and related trust documents, and all amendments thereto, (ii) the most recent Forms 5500 for the past three years and schedules thereto,
      (iii) the most recent financial statements and actuarial valuations for the past three years, (iv) the most recent IRS determination letter, (v) the most recent summary plan descriptions (including letters or other documents updating such descriptions), and (vi) written descriptions of all material non-written agreements relating to such Employee Benefit Plans.

            (h) There is no pending claim, action, suit, or proceeding that has been asserted or instituted against any Employee Benefit Plan , the assets of any such plans, the Company, any of its Subsidiaries, or the plan administrator or any fiduciary of the Employee Benefit Plans in respect of the operation of such plans (other than routine, uncontested benefit claims) and no Employee Benefit Plan is under audit or is the subject of any audit or investigation by any Governmental Entity, and there are no facts or circumstances that could form the basis for any such claim, action, suit, proceeding or audit, in each case, except to the extent it would not reasonably be expected to result in a Material Adverse Effect.

            (i) Each of the Employee Benefit Plans has been maintained, in all material respects, in accordance with its terms and all provisions of applicable Law. All amendments and actions required to bring each of the Employee Benefit Plans into conformity in all material respects with all of the applicable provisions of ERISA and other applicable Laws have been made or taken except to the extent that such amendments or actions are not required by Law to be made or taken until a date after the Closing Date. Except to the extent it would not reasonably be expected to result in a Material Adverse Effect, neither the Company nor any of its Subsidiaries has incurred or reasonably expects to incur, either directly or indirectly (including as a result of an indemnification obligation), any liability under Title I or IV of ERISA or the penalty, excise tax or joint and several liability provisions of the Code or any foreign law or regulation relating to employee benefit plans (including, without limitation, Section 406, 409, 502(i), 502(1), 4069 or 42 12(c) of ERISA, or Section 4971, 4975
      or 4976 of the Code), or under any agreement, instrument, statute, rule or legal requirement pursuant to or under which the Company or any of its Subsidiaries or any Employee Benefit Plan or Pension Plan has agreed to indemnify or is required to indemnify any person against liability incurred under, or for a violation or failure to satisfy the requirements of any such legal requirement, and to the knowledge of the Company, no event, transaction or condition has occurred, exists or is expected to occur which could result in any such liability to the Company or any of its Subsidiaries after the Closing.

            (j) The Company, each of its Subsidiaries, and any ERISA Affiliate that maintains a "benefits plan" (within the meaning of Section 5000(b)(1) of ERISA) have complied with the notice and continuation requirements of
      Section 4980B of the Code or Part 6 of Title I of ERISA and the applicable regulations thereunder, except to the extent that failure to so comply would not reasonably be expected to result in a Material Adverse Effect.

            (k) None of the Company, any of its Subsidiaries, any ERISA Affiliate or any organization to which any is a successor or parent corporation, has divested any business or entity maintaining or sponsoring a defined benefit pension plan having unfunded benefit liabilities (within the meaning of Section 4001(a)(18) of ERISA) or transferred any such plan to any Person other than the Company, any of its Subsidiaries, or any ERISA Affiliate during the five-year period ending on the Closing Date.

            (l) To Parent's Knowledge, neither the Company nor any of its Subsidiaries nor any "party in interest" or "disqualified person" in respect of the Employee Benefit Plans has engaged in a "prohibited transaction" (within the meaning of Section 4975 of the Code or Section 406 of ERISA) that would reasonably be expected to result in a Material Adverse Effect.

            (m) None of the Company, any Subsidiary, or any ERISA Affiliate has terminated any Employee Benefit Plan subject to Title IV of ERISA, or incurred any outstanding liability under Section 4062 of ERISA to the PBGC or to a trustee appointed under Section 4042 of ERISA and no Person (including without limitation the Pension Benefit Guaranty Corporation) has instituted any proceeding to terminate any Employee Benefit Plan or Pension Plan or appoint a trustee to administer any such Employee Benefit Plan or Pension Plan, in each case, except to the extent it would not reasonably be expected to result in a Material Adverse Effect.

            (n) Other than the granting of stock options pursuant to the Stock Incentive Plan, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any employee of Company or any of its Subsidiaries, (ii) increase any benefits otherwise payable under any Employee Benefit Plan or Pension Plan, or (iii) result in the acceleration of the time of payment, funding or vesting of any such benefits.

            (o) No stock or other security issued by Company or any of its Subsidiaries forms or has formed a material part of the assets of any Employee Benefit Plan.

            (p) There is no contract, agreement, plan or arrangement covering any Person that, individually or collectively, could give rise to the payment of any amount after the Closing Date by the Company or any Subsidiary that would not be deductible by the party making such payment by reason of Section 280G of the Code, or would constitute compensation in excess of the limitation set forth in Section 162(m) of the Code.

            (q) Except to the extent it would not reasonably be expected to result in a Material Adverse Effect, each Foreign Plan, to the extent requiring qualification under any applicable governmental laws or authority, is so qualified. According to the actuarial assumptions and valuations most recently used for the purposes of funding each Foreign Plan (or, if the same has no such assumptions and valuations or is unfunded, according to actuarial assumptions and valuations in use by the PBGC on the date hereof), as of October 12, 2004 the total amount or value of the funds available under each such Foreign Plan to pay benefits accrued thereunder or segregated in respect of such benefits, together with any reserve or accrual with respect thereto, exceeded the present value of all benefits (contingent or otherwise) accrued as of such date of all participants and past participants therein in respect of which the Company or any of its Subsidiaries has or would have after the Closing Date any obligation. For purposes hereof, the term "Foreign Plan" shall mean an Employee Benefit Plan with respect to current or former employees of the Company or any of its Subsidiaries employed outside the United States.

      3.23  Labor and Employment Matters.

            (a) Except with respect to the Company's Kordoba Subsidiary, neither the Company nor any of its Subsidiaries is a party to any labor or collective bargaining agreement, and no employees of the Company or any of its Subsidiaries are represented by any labor organization. Within the preceding three years of the date of the Initial Agreement, there have been no material representation or certification proceedings, or petitions seeking a representation proceeding, pending or, to Parent's Knowledge, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. Within the preceding three years of the date of the Initial Agreement, to Parent's Knowledge, there have been no organizing activities involving the Company or any of its Subsidiaries in respect of any group of employees of Company or any of its Subsidiaries.

            (b) There are no strikes, work stoppages, slowdowns, lockouts, material arbitrations, or material grievances or other material labor disputes pending or, to Parent's Knowledge, threatened against or involving the Company or any of its Subsidiaries.

            (c) There are no material unfair labor practice charges, grievances or complaints pending or, to Parent's Knowledge, threatened by or on behalf of any employee or group of employees of the Company or its Subsidiaries. There are no complaints, charges, or claims against the Company or its Subsidiaries pending or, to Parent's Knowledge, threatened to be brought or filed with any Governmental Entity based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by the Company or its Subsidiaries.

            (d) To Parent's Knowledge, as of the date of the Initial Agreement, no officer or key employee, or any group of key employees, intends to terminate his, her, or their employment with the Company or any of its Subsidiaries. The employment of each officer and U.S. employee of the Company and its Subsidiaries is terminable at the will of the Company or such Subsidiary, as the case may be. To Parent's Knowledge, no officer, employee, agent, or consultant of the Company or any of its

      Subsidiaries is in violation of any material term of any employment, consultant, non-disclosure, non-competition, confidentiality, or other equivalent agreement.

      3.24  Real Property.

            (a) Schedule 3.24(a) sets forth a complete list of (i) the real property owned in fee by the Company or any of its Subsidiaries (the "Owned Real Property") and (ii) all real property leased by the Company or any of its Subsidiaries (the "Leased Real Property" and together with the Owned Real Property and all other rights or interests of the Company or its Subsidiaries in real property, the "Real Property"). None of the real property reflected in the Interim Balance Sheet has been disposed of and no real property has been acquired by the Company or any of its Subsidiaries since the date of the Interim Balance Sheet.

            (b) The Company and each of its Subsidiaries has good and marketable title in fee simple to all Owned Real Property, and a valid leasehold interest in all Leased Real Property, in each case free and clear of all Encumbrances, except for Permitted Encumbrances.

            (c) Each of the leases and subleases relating to the Leased Real Property is in full force and effect, there is no material default by the Company or any of its Subsidiaries or, to Parent's Knowledge, by the lessor under any such lease or sublease.

            (d) The structures, plants, improvements, systems, and fixtures located on each parcel of Owned Real Property and, to Parent's Knowledge, Leased Real Property comply in all material respects with all Laws, and are in good operating condition and repair, ordinary wear and tear excepted. Each such parcel of Owned Real Property and, to Parent's Knowledge, Leased Real Property, conforms in all material respects with all covenants or restrictions of record and conforms with all applicable building codes and zoning requirements and there is not, to Parent's Knowledge, any proposed change in any such governmental or regulatory requirements or in any such zoning requirements.

      3.25 Environmental Matters. Except as would not reasonably be expected to result in a Material Adverse Effect:

            (a) The operations of the Company and each of its Subsidiaries are and have been in compliance with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying with all Permits required by Environmental Laws ("Environmental Permits"), and no action or proceeding is pending or, to Parent's Knowledge, threatened to revoke, modify, or terminate any such Environmental Permit, and, to Parent's Knowledge, no facts, circumstances, or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits or require currently unbudgeted capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits.

            (b) Neither the Company nor any of its Subsidiaries is the subject of any outstanding written Order or Contract with any Governmental Entity or other Person in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material.

            (c) No claim has been made or is pending, or to Parent's Knowledge, threatened against the Company or any of its Subsidiaries alleging either or both that the Company or any of its Subsidiaries may be in violation of any Environmental Law or Environmental Permit or may have any Liability under any Environmental Law.

            (d) No fact, circumstance, or condition exists in respect of the Company or any of its Subsidiaries or any property currently or formerly owned, operated, or leased by the Company or any of its Subsidiaries or any property to which the Company or any of its Subsidiaries arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in the Company or any Subsidiary incurring unbudgeted Environmental Costs and Liabilities.

            (e) There is no investigation of the business, operations, or Real Property of the Company or any of its Subsidiaries or, to Parent's Knowledge, previously owned, operated, or leased property of the Company or its Subsidiaries pending or, to Parent's Knowledge, threatened that could lead to the imposition of any Environmental Costs and Liabilities or Encumbrances under any Environmental Law.

            (f) To Parent's Knowledge, there is not located at any of the Real Property any (i) underground storage tanks, (ii) asbestos-containing material, or (iii) equipment containing polychlorinated biphenyls.

            (g) The transactions contemplated by this Agreement do not trigger any requirements under any federal, state, local or foreign laws, statutes, codes, ordinances, rules, regulations or other legal requirements relating to the environment or natural resources which condition the transfer of assets, real estate or stock on the approval of or the need to notify a Governmental Entity having jurisdiction over the environment or natural resources, including, but not limited to the New Jersey Industrial Site Recovery Act and the Connecticut Transfer Act.

      3.26  Material Customers.

            (a) The top ten (10) customers of the Company and its Subsidiaries, and annual revenues related to such customers for each of
      (i) the 2004 fiscal year as of October 31, 2004, and (ii) the fiscal year ended December 31, 2003, are listed by division of the Company on Schedule 3.26(a) (the "Material Customers"). To Parent's Knowledge, no Material Customer of the Company or its Subsidiaries has given the Company or its Subsidiaries any written notice terminating, suspending, or reducing in any material respect, or specifying an intention to terminate, suspend, or reduce in any material respect in the future, or otherwise reflecting an adverse change in, the business relationship between such customer and the Company or its Subsidiaries, and there has not been any materially adverse change in the business relationship of the Company or its Subsidiaries with any such customer.

            (b) Schedule 3.26(b) sets forth the names and annual revenues for each of (i) the 2004 fiscal year as of September 30, 2004, and (ii) the fiscal year ended December 31, 2003, of the Material Customers of the Company or any of its Subsidiaries which have cancelled or terminated their relationships with the Company during the twelve months prior to the date of this Agreement.

      3.27 Corporate Records. The Company has delivered or made available to TPG and THL true and complete copies of its Certificate of Incorporation and bylaws (in each case as amended to the date of the Initial Agreement). The minute books previously made available to THL and TPG, of the Company and each of its Subsidiaries contain complete and accurate records of all meetings and accurately reflect all other corporate action of the stockholders and board of directors (including committees thereof) of the Company and its Subsidiaries to the date hereof, including all amendments and corrections.

                                   ARTICLE IV
                  Representations and Warranties of Purchasers

      Each of the Purchasers, severally as to itself only, and not jointly, hereby makes the following representations and warranties to the Company, each of which is true and correct as of the date of (i) the Initial Agreement with respect to THL and TPG, and (ii) this Agreement with respect to Evercore and
BACI:

      4.1 Organization. Such Purchaser is a limited partnership, corporation or a limited liability company duly formed, validly existing, and in good standing under the Laws of the state of its incorporation or formation, as the case may be.

      4.2 Authorization. Such Purchaser has the requisite partnership, corporate or limited liability company power, as the case may be, to execute and deliver this Agreement and each other Transaction Document to be executed by it in connection with the consummation of the transactions contemplated hereby (the "Purchaser Documents") and to perform its obligations hereunder and thereunder. The execution and delivery by such Purchaser of this Agreement and each Purchaser Document and the performance by it of its obligations hereunder and thereunder have been (or at the time of execution will be) duly authorized by all necessary partnership, corporate or limited liability company action, as the case may be, on the part of such Purchaser. This Agreement has been (and each Purchaser Document will be) duly executed and delivered by such Purchaser and, assuming the due execution and delivery of this Agreement and each Purchaser Document by the other party or parties hereto or thereto, constitutes or will constitute a valid and binding obligation of such Purchaser enforceable against such Purchaser in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, or other equivalent Laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

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

      4.3 Consents and Approvals. Except as would not have a Purchaser Material Adverse Effect, no consent, approval, waiver, order, or authorization of, or registration, declaration, or filing with, or notice to, any Person or Governmental Entity is required to be obtained or made by or in respect of, such Purchaser in connection with the execution and delivery of this Agreement or any Purchaser Document by such Purchaser, the performance by such Purchaser of its obligations hereunder and thereunder, or the consummation of the transactions contemplated hereby or thereby, other than the filing of premerger notification and report forms under the HSR Act and any required filings with insurance authorities in New York State.

      4.4 No Conflicts. Except as would not have a Purchaser Material Adverse Effect, the execution and delivery of this Agreement does not (and each Purchaser Document will not), and neither the performance by such Purchaser of its obligations hereunder and thereunder, nor the consummation of the transactions contemplated hereby and thereby, will (i) conflict with the organizational and partnership documents of such Purchaser or (ii) violate any Order of any Governmental Entity or Law applicable to such Purchaser.

      4.5 Brokers' Fees. Neither such Purchaser nor any Person acting on its behalf has agreed to pay any commission, finder's or broker's fee, or equivalent payment in connection with the transactions contemplated by this Agreement or any matter related hereto to any Person for which the Company or any of its Subsidiaries will be liable, except for the fees and expenses of Bear Stearns & Co., Inc., which fees and expenses will be paid out of proceeds from this Transaction in accordance with Section 2.4 hereof.

      4.6 Securities Law Matters; Valid Offering. Such Purchaser is acquiring the Shares for investment for its own account, and not with a view to, or for sale in connection with, any distribution thereof. Such Purchaser (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares and is capable of bearing the economic risks of such investment. Such Purchaser is an "accredited investor" as defined in Rule 501(a) of Registration D under the Securities Act. Such Purchaser understands and acknowledges that the Shares have not been registered under the Securities Act, or the securities Laws of any state or foreign jurisdiction and, unless so registered, may not be offered, sold, transferred, or otherwise disposed of except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any applicable securities Laws of any state or foreign jurisdiction. THL further represents and warrants to the Parent as to the matters set forth on Schedule 4.6(a). TPG further represents and warrants to the Parent as to the matters set forth on Schedule 4.6(b). Evercore further represents and warrants to the Parent that it is a Delaware limited partnership and is a "qualified institutional buyer" as that term is defined in Rule 144A(a)(1). BACI further represents and warrants to the Parent that it is a Delaware limited partnership and is a "qualified institutional buyer" as that term is defined in Rule 144A(a)(1).

      4.7 Sufficiency of Funds. Such Purchaser will have at Closing sufficient funds available to pay its portion of the Purchase Price, as set forth on Schedule A attached hereto.

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                                   ARTICLE V
                                   Covenants

      5.1 Access to Information. Between the date of the Initial Agreement and the Closing Date, upon prior notice from the Purchasers Representatives to the Company, the Company will afford to THL and TPG and their representatives reasonable access during normal business hours to the employees, assets, facilities, and the books and records of the Company and its Subsidiaries so as to afford THL and TPG a full opportunity to make such review, examination, and investigation of the Company and its Subsidiaries as THL and TPG may desire to make. THL and TPG will be permitted to make extracts from or to make copies of such books and records as may be reasonably necessary in connection therewith. Prior to the Closing, the Company will (i) promptly furnish or cause to be furnished to THL and TPG and their representatives such financial and operating data and other information relating to the Company and its Subsidiaries as THL and TPG or their representatives may reasonably request (including, at the request of THL and TPG and so long as the such Purchasers execute all releases, waivers and other agreements customary and reasonably requested by KPMG, the work papers related to the audit of the Company's financial statements for the year ended December 31, 2004), and (ii) instruct its officers and key employees and its counsel and independent accountants to cooperate with THL and TPG and their representatives in its investigation of the Company.

      5.2   Conduct of the Business.

            (a) Except as approved by Purchasers Representatives in writing, between the date of the Initial Agreement and the Closing Date, the Company will, and will cause its Subsidiaries to, and Parent shall cause the Company and its Subsidiaries to (i) conduct the business of the Company and its Subsidiaries only in the ordinary course of business consistent with past practice, and (ii) use reasonable best efforts to cooperate with respect to and consummate the Financing.

            (b) Between the date of the Initial Agreement and the Closing Date, without limiting the generality of Section 5.2(a), and except as otherwise expressly provided in this Agreement, without the prior written consent of the Purchasers Representatives, neither the Company nor any of its Subsidiaries will take any of the following actions, and Parent shall cause the Company and its Subsidiaries to refrain from taking any such actions:

                  (i) make or incur any capital expenditure (including with respect to internally developed and purchased software) that has not been approved in writing or budgeted for prior to the date of the Initial Agreement and, in either case, disclosed to THL and TPG prior to the date of the Initial Agreement, and which are, in the aggregate, in excess of $50,000,000, provided, that, if the Closing does not occur by April 1, 2005, such aggregate amount shall be increased by $50,000,000;

                  (ii) acquire, by merger or consolidation, or by purchase of, or investments in, all or substantially all of the assets or stock of, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof (or enter into any agreement other than any non-binding LOI with respect thereto) in excess of $50,000,000 million prior to Closing in the aggregate; provided that, if the

Closing does not occur by April 1, 2005, such aggregate amount shall be increased by $50,000,000;

                  (iii) amend the certificate of incorporation or bylaws of the Company or any of its Subsidiaries;

                  (iv) other than in connection with the Financing, sell, lease, encumber, transfer, or otherwise dispose of any properties or assets, real, personal or mixed other than in the ordinary course of business consistent with past practice; except that the scope of this covenant shall not include the granting of Software licenses or the provision of services by the Company or any Subsidiary;

                  (v) other than in connection with the $2.7 Billion Note and the Financing, create, incur, assume or guarantee any Indebtedness in excess of $50,000,000 in the aggregate; provided that, if the Closing does not occur by April 1, 2005, such aggregate amount shall be increased by $50,000,000 (provided that any such Indebtedness incurred pursuant to this clause (v) shall be for the purpose of effecting acquisitions);

                  (vi) except as required in connection with the Financing and the $2.7 Billion Note, prepay any of its Indebtedness or Capital Leases (other than mandatory and regularly scheduled payments of principal and interest on existing Capital Leases);

                  (vii) authorize or issue, or commit to authorize or issue any equity securities or securities convertible into or exchangeable for any equity securities of the Company or its Subsidiaries, or grant or issue any options, warrants, rights, agreements or commitments with respect to the issuance of any such equity securities;

                  (viii) enter into any contract or transaction between the Company and any of its Subsidiaries on the one hand and any stockholder of the Company or its Affiliates or any other Related Person on the other;

                  (ix) (A) split, combine, or reclassify any shares of its capital stock; (B) declare, set aside, or pay any dividend or make any other distribution or payment (whether in cash, stock, or property or any combination thereof) in respect of its capital stock or to its stockholders (other than (i) with respect to Taxes properly allocated to the Company or its Subsidiaries and arising in any period (or portion thereof) ending on or before the Closing Date,
(ii) amounts due related to intercompany payments or to fund intercompany allocations by and among Parent and its Subsidiaries (other than the Company and its Subsidiaries) and the Company and its Subsidiaries in a manner and amount consistent with past practices and, with respect to Corporate Services only, in amounts not to exceed $4,200,000 per month, or (iii) the Parent Distribution (collectively, the "Excepted Payments")); (C) make any other actual, constructive, or deemed distribution in respect of any shares of its capital stock or otherwise make any payments (other than the Excepted Payments) to stockholders in their capacity as such; or (D) redeem, repurchase, or otherwise acquire any securities of the Company or any of its Subsidiaries;

                  (x)   waive any material rights under any Material Contract;

                  (xi) fail to comply in any material respect with any Law applicable to the Company or any of its Subsidiaries or their respective assets or properties;

                  (xii) take any action, or knowingly omit to take any action, that would or would reasonably be expected to result in any of the conditions to the obligations of Purchasers set forth in Section 6.2 not being fully satisfied;

                  (xiii) increase the rate of compensation of, or pay or agree to pay any bonus or benefit to, its directors, officers or senior executives, except as may be required by any existing plan, and except in the ordinary course of business, consistent with past practice, as part of the Company's and its Subsidiaries' annual merit cycle provided that, in no event shall any bonuses be paid for services rendered in 2004 (or agreements to pay any such bonuses be entered into) in excess of $55,000,000 in the aggregate;

                  (xiv) enter into, adopt or amend in any material respect any written employment, severance or change of control agreement or, except as required by law, adopt or modify any employee retention program or Employee Benefit Plan, make any contributions to any Employee Benefit Plan not within the ordinary course of business consistent with past practices, or take any action that results in an acceleration of vesting or timing of any employee benefit (other than by virtue of the existing terms thereof);

                  (xv) enter into any covenants not to compete or any other contracts or agreements which limit or restrict the ability of the Company or its Subsidiaries to compete in any line of business in which they currently operate other than such contracts or agreements entered into in the ordinary course of business consistent with past practice;

                  (xvi) change any material election related to Taxes (unless required by Law), settle or compromise any material Tax liability or agree to any material adjustment of any Tax attribute, or fail to file any Tax Return when due or fail to cause such Tax Returns when filed to be complete and accurate in all material respects;

                  (xvii) accelerate receivables or delay payables in a manner not consistent with past practice;

                  (xviii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of either of the Company or of any if its Subsidiaries or otherwise sell all or substantially all of the assets of the Company or of its Subsidiaries;

                  (xix) settle or compromise any pending claim, judicial or administrative action, suit, proceeding or investigation for more than $10,000,000 in the aggregate;

                  (xx) make any change in any material method of accounting or accounting practice or policy for tax or accounting purposes, other than those required by GAAP or under applicable Law; or

                  (xxi) agree or commit to agree (in writing or otherwise) to do any of the foregoing.

      5.3 Intercompany Agreements. Parent and the Company shall use their reasonable best efforts to (a) identify all of the services that have been historically provided by Parent to the Company or its Subsidiaries and all other relationships between the Company or its Subsidiaries and Parent that are necessary for the Company and its Subsidiaries to continue operating in a manner that is substantially equivalent to the manner in which they have operated during the twelve (12) months prior to this Agreement (the "Relationships"), (b) identify all of the other relationships and agreements between the Company or its Subsidiaries and Parent that are necessary for the separation of the Company and its Subsidiaries from the Parent (the "Separation Agreements"), (c) memorialize in various agreements (the "Intercompany Agreements") the terms and conditions of each of the Relationships and services to be continued after the Closing, and (d) enter into the Separation Agreements, in each case in accordance with the provisions of this Section 5.3. The Relationships to be covered by the Intercompany Agreements shall include, but shall not be limited to, corporate services provided by Parent and its Subsidiaries to the Company and its Subsidiaries (including, without limitation, payroll, employee benefits and human resources, insurance, expense reimbursement and legal) ("Corporate Services"), software licenses, information technology ("IT"), intellectual property cross licenses, joint ownership and development, agency, starter repository access, title plant maintenance and title plant access (collectively, "Title Plant"), lease for space at the Company's headquarters, and tax disaffiliation agreements (which tax disaffiliation agreements shall not alter or amend any indemnification obligations of Parent under Section 8.2(a)(iii)).

      The Intercompany Agreements shall be negotiated between the Company and Parent as promptly as practicable and prior to the Closing, and shall be in form and substance reasonably satisfactory to the Parent, the Company and the Purchasers Representatives. THL and TPG shall have the right to participate in the negotiations of such Intercompany Agreements and each such party will negotiate in good faith to complete the Intercompany Agreements as contemplated by this Section 5.3. The Intercompany Agreements shall provide that the costs of the Corporate Services to and from the Company shall be at each party's cost of providing such services; provided that, in the case of the Corporate Services provided to the Company, in no event shall the cost of such services per year exceed the amounts set forth in that certain Corporate Services Agreement among Parent and the Company entered into in connection with this Agreement. The costs and fees of all other services and rights under the Intercompany Agreements shall be at the fair market value thereof that would be obtainable from an unaffiliated third party. The Parent will agree to provide the Corporate Services (and unless earlier terminated by the Purchasers) to the Company at all times prior to six months following the earlier to occur of (i) a Public Offering, and (ii) a Sale of the Company (each as defined in the Stockholders' Agreement). It is anticipated that any one Corporate Service may be terminated without terminating any other Corporate Service under the relevant Agreement. The initial term of the agency agreement shall be 10 years. The initial term of the Title Plant agreement shall be 10 years. The initial term of the agreement pursuant to which the Company or one of its Subsidiaries will provide IT services to Parent and its other Subsidiaries will be 5 years, subject to a 2-year renewal at the option of Parent. The licensing to the Company and its Subsidiaries of rights to the name "Fidelity" shall be on a royalty-free basis, and for an initial 20-year term. Notwithstanding anything herein to the contrary, the Company, Parent, THL and TPG will cooperate and use reasonable best efforts to agree upon terms designed to facilitate the THL's and TPG's objectives with respect to the extension or termination of any Intercompany Agreement or portions thereof upon a Sale of the Company or a Public Offering.

      5.4 All Reasonable Efforts; Further Assurances. Subject to the terms and conditions hereof, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, as promptly as practicable, all things necessary, proper, or advisable under applicable Law to consummate and make effective as promptly as reasonably practicable the transactions contemplated hereby, including, but not limited to, obtaining all approvals, consents, waivers and authorizations set forth on
Schedule 6.2(g), executing the agreements in the forms set forth as Exhibits hereto and consummating the Financing and the Parent Distribution. At and from time to time after the Closing, at the request of any party hereto, the other party shall execute and deliver such additional certificates, instruments, and other documents and take such other actions as such party may reasonably request in order to consummate the transactions contemplated by this Agreement.

      5.5   Approvals.

            (a) Each party hereto shall proceed diligently and in good faith and shall use its reasonable best efforts to obtain, as promptly as practicable, (i) all authorizations, consents, orders and approvals of all Governmental Entities that may be or become necessary for such party's execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the other Transaction Documents, including, without limitation, all authorizations or waivers required under the HSR Act and by the New York State Department of Insurance, and (ii) all approvals and consents required under all Contracts to which the Company or any of its Subsidiaries is a party to consummate the transactions contemplated hereby. Each party will cooperate fully (including, without limitation, by providing all information the other party reasonably requests) with the other parties in promptly seeking to obtain all such authorizations, consents, orders and approvals. Notwithstanding anything to the contrary in this Section 5.5, the Parent and the Company shall not be required to agree to (i) the divestiture (including through a licensing arrangement) by the Parent or any of the Parent's Subsidiaries (including the Company and its Subsidiaries) of any of their respective businesses, product lines or assets, or (ii) the imposition of any limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock (each, a "Business Restraint"). All filing fees required to be paid in connection with any filing under the HSR Act shall be expenses of the Purchasers paid in accordance with Section 2.4. Notwithstanding anything herein to the contrary, in obtaining any consent required hereunder, the Purchasers shall not be required to consent to any restrictions on or any other Business Restraint on their businesses or those of their Affiliates nor to modify any term of (i) their investment in the Company or (ii) the Transaction Documents in any material respect.

            (b) The Company shall cause LSI Title Agency, Inc., an indirect wholly-owned subsidiary of the Company ("LSI"), to proceed diligently and in good faith and to use its reasonable best efforts to obtain as promptly as possible after Closing state licenses required to act as a title insurance and escrow agent in Nevada and Utah.

            (c) Each party hereto shall promptly inform the other parties of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement. If any party or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Entity in respect of the transactions contemplated hereby, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other parties, an appropriate response in compliance with such request.

            (d) The covenants set forth in (i) Section 5.5(a) with respect to obtaining all necessary approvals from the New York State Department of Insurance ("NYSDI"), (ii) Section 5.5(b) with respect to state title agent licenses, and (iii) Section 5.5(c) as such Section relates to the NYSDI approval and state licenses shall continue in full force and effect after the Closing until such time as the Form A Filing is either approved or denied by the NYSDI or such state licenses are obtained or denied, as the case may be.

      5.6 Public Announcements. The Company and Parent, on the one hand, and the Purchasers Representatives, on the other hand, will consult with each other and will mutually agree (the agreement of each party not to be unreasonably withheld) upon the content and timing of any press release or other public statement in respect of the transactions contemplated hereby and the Company, Parent and each Purchaser shall not issue any such press release or make any such public statement prior to such consultation and agreement, except as may be required by applicable Law or the rules or regulations of any exchange on which a party or its Affiliates' securities are listed or quoted; provided, however, that the Company and Parent, on the one hand, and the Purchasers Representatives, on the other hand, will give prior notice to the other party of the content and timing of any such press release or other public statement, and provided, further, that BACI and Evercore shall each be permitted to disclose the Transaction under the "Portfolio Section" of its website in a manner substantially similar to the transactions currently described therein, and shall be permitted to send an announcement of the Transaction to certain of its contacts, provided that in each case the content of such disclosure shall be approved by the Company prior to such disclosure, such consent not to be unreasonably withheld.

      5.7 Notification. From the date of the Initial Agreement through the Closing Date, the Company and Parent will notify each Purchaser of any change, circumstance, condition, development, effect, event, fact, or result in respect of the business, operations, financial condition, results of operations, assets or liabilities, of the Company or its Subsidiaries that, individually or in the aggregate, has resulted in or could reasonably be expected to result in a Material Adverse Effect.

      5.8 Exclusivity. At all times prior to the termination of this Agreement in accordance with the terms hereof, the Company and Parent shall not, and shall cause their officers, directors, employees, agents, advisors and other representatives not to, directly or indirectly:

            (a) solicit offers for, respond to any unsolicited offers for, enter into or conduct any negotiations with any other Person in respect of, or consummate or enter into any agreement, arrangement or understanding in respect of, a (i) sale of any securities of the Company or any material assets of the Company (other than sales of the Company's products and services in the ordinary course of business) or (ii) recapitalization, restructuring, merger, consolidation or other business combination involving the Company; or

            (b) disclose any non-public information relating to the business operations or affairs of the Company to any Person, afford any such other Person access to the books, records, information or assets of the Company, or otherwise assist or encourage any such other Person in connection with any proposed (i) acquisition of any securities or material assets of the Company (other than sales of the Company's products and services in the ordinary course of business) or (ii) recapitalization, restructuring, merger, consolidation or other business combination involving the Company.

      5.9 Confidentiality. Each party hereto agrees that such party will hold, and will use all commercially reasonable efforts to cause its officers, directors, members, managers, partners, employees, accountants, counsel, consultants, advisors, financial sources, financial institutions, and agents (the "Representatives") to hold, in confidence in accordance with the Non-Disclosure Agreements all confidential information and documents received from the other party hereto and the parties hereby agree that the Non-Disclosure Agreements are not superseded and shall remain in effect pursuant to their terms. By executing this Agreement, Evercore and BACI each expressly agree to be bound by the terms of the Non-Disclosure Agreements to the same extent as THL and TPG.

      5.10 Transfer Taxes. The Company shall pay all sales, use, transfer, stamp, conveyance, value added, or other equivalent taxes, duties, excises, or governmental charges imposed by any domestic or foreign taxing authority and all recording and filing fees, notorial fees, and other equivalent costs in connection with the issuance, sale or delivery of the Securities and shall indemnify and hold harmless Purchasers without limitation as to time against any and all liabilities in respect thereof.

      5.11 Financial Statements. (a) Between the date of the Initial Agreement and the Closing Date, the Company shall deliver to the Purchasers Representatives, (i) as soon as reasonably practicable in accordance with normal practice after the end of each month, unaudited combined balance sheets of the Company and its Subsidiaries as of the end of such month (commencing with the delivery of such statements for the month of November, 2004) and combined statements of income for such month and for the period commencing at the end of the previous fiscal year and ending with the end of such month, setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding fiscal year, all in reasonable detail (the "Monthly Financials"), and (ii) promptly after they are available, the audited combined balance sheet of the Company and its Subsidiaries at and for the fiscal year ending December 31, 2004 and the related combined statements of income, cash flows and stockholders' equity for the period then ending, together with the report of KPMG LLP with respect thereto (the "2004 Statements"); (b) The 2004 Statements shall be prepared in accordance with GAAP, consistent with past practices and shall fairly present the combined financial condition, assets and liabilities, results of operations, cash flows, and changes in stockholders' equity of the Company and its Subsidiaries as of the dates, and for the periods, indicated therein; and (c) The Monthly Financials shall be prepared in accordance with GAAP, consistent with past practices.

      5.12 Non-Competition Agreements. The Parent shall use reasonable best efforts to obtain, in connection with option grants to such persons, amendments to the existing non-competition agreements (or covenants, in those circumstance where the non-compete is contained in an employment agreement) of each of Hugh Harris, Ernie Smith, Michael Sanchez, Francis Sanchez, Gary Norcross and Roger Leitner to cover not only Fidelity Information Services, Inc., but also Fidelity National Information Services, Inc. and all of its Subsidiaries.

      5.13  New York State Title Insurance Subsidiary.

            (a) In connection with the filing of a Form A with the NYSDI by each of THL and TPG in connection with the Transaction (the "Form A Filing"), the parties hereto acknowledge that on March 1, 2005, all outstanding equity securities of National Title Insurance of New York, Inc., an indirect, wholly-owned subsidiary of the Company ("National Title"), were transferred, in the form of a dividend, to Parent for no consideration. Parent hereby agrees that within two (2) business days after approval of the Form A Filing by the NYSDI, it will transfer or contribute through the Company all outstanding equity securities of National Title to LSI for no consideration, resulting in National Title becoming an indirect wholly-owned subsidiary of the Company.

            (b) Parent hereby agrees that until the earlier to occur of such time as (i) the Form A Filing has been denied, and (ii) the Form A Filing has been approved and National Title has become an indirect wholly-owned subsidiary of the Company, it will cause National Title (A) not to make any distributions to its shareholders, (B) to operate in the ordinary course of business consistent with past practice, (C) not to encumber, pledge or transfer any of the assets or securities of National Title, (D) not to authorize, issue, or commit to issue any equity securities of National Title, or grant any options, warrants or commitments with respect to such equity securities, (E) not to make any loans to or payments on behalf of obligations of Parent or any of its Subsidiaries (other than the Company and its Subsidiaries), and (F) not to enter into any guarantees or other contingent obligations for the benefit of the Parent or any of its Subsidiaries (other than the Company and its Subsidiaries).

            (c) The parties agree that Chicago Title Insurance Company, LSI Division ("CTI") will continue to conduct all title and escrow business in the states of Connecticut and

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

Massachusetts at all times prior to the date on which the earlier to occur of
(i) the Form A Filing is approved by the NYSDI , or (ii) LSI is able to process title and escrow business in such states through local law firms or other properly licensed entities pursuant to written agreements satisfactory to the Company (such period, the "Interim Period"). Following the Interim Period, CTI will no longer conduct such title and escrow business and such business will be moved to LSI. In addition, CTI will continue to conduct all title and escrow business in Nevada and Utah (for each such line of business and each such state, a "State Interim Period") until the earlier to occur of (A) LSI obtaining a license to act as a title insurance agent or escrow agent, as applicable, in such state, or (B) the Form A Filing is approved by the NYSDI, but only to the extent National Title is licensed as a title insurance company or escrow agent, as applicable, in such state. After the State Interim Period has expired for any applicable state, CTI will no longer conduct such title agency or escrow business, as applicable, and such business will be moved to LSI. At any time, and only for such time, while CTI is conducting title agency and escrow business in a particular state, the revenues generated from the conduct of such business shall be retained by CTI. In the event that the Form A Filing is not approved by the NYSDI within six (6) months following Closing, LSI will enter into written "alliance agreements", in forms satisfactory to the Company, with local law firms in Connecticut and Massachusetts, pursuant to which LSI will process the title and escrow business in such states through such local law firms.

      5.14 Certain Business in Certain Counties. As of the Closing Date, LSI will not have title plant access in the California Counties (as defined in Schedule 3.10) and in each county in the State of Washington (together with the California Counties, the "Affected Counties"). As a result thereof, CTI will continue to conduct business (other than escrow) in the California Counties and all business in the other Affected Counties until such time as Parent has acquired or built title plants in each Affected County. Upon acquisition or completion of a title plant in an Affected County by Parent or its subsidiaries, LSI will obtain access to such title plant and the related business of CTI shall be moved to LSI on terms no less favorable to LSI than the terms set forth in title plant access agreements entered into as of the date hereof by and between Parent and the Company. In connection with this arrangement, Parent and the Company will enter into a license agreement, pursuant to which the Company shall provide to Parent and its subsidiaries certain technology, products and services that will assist and enable CTI to conduct the applicable businesses in the Affected Counties (the "License Agreement"). The License Agreement shall be deemed an Intercompany Agreement in accordance with Section 5.3. The combined impact on the Financial Statements of (a) the continued conduct of the above described business by CTI, and (b) the License Agreement is set forth on
Schedule 3.10.

                                   ARTICLE VI
                         Conditions Precedent to Closing

      6.1 Conditions Precedent to the Company's Obligations. The obligation of the Company to consummate the issuance and sale of the Shares as contemplated hereby on the Closing Date is subject to the satisfaction or waiver by the Company of the following conditions:

            (a) Accuracy of Representations and Warranties. The representations and warranties of the Purchasers contained herein shall be true and correct as of the date of

      (i) the Initial Agreement with respect to THL and TPG, and (ii) this Agreement with respect to Evercore and BACI, and as of the Closing with respect to all Purchasers, with the same effect as if made at and as of such time (except to the extent expressly made as of a date other than the date of this Agreement, in which case such representations and warranties shall be true and correct only as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "Purchaser Material Adverse Effect" qualifiers set forth therein) does not have, and would not reasonably be likely to have a Purchaser Material Adverse Effect. The representations and warranties contained in Section 4.6 shall be true and correct as of the date of (i) the Initial Agreement with respect to THL and TPG, and
      (ii) this Agreement with respect to Evercore and BACI, and as of the Closing with respect to all Purchasers, with the same effect as if made at and as of such time.

            (b) Performance of Covenants. The Purchasers shall have performed and complied, in all material respects, with the covenants and provisions of this Agreement required to be performed or complied with by them between the date of the Initial Agreement and the Closing Date with respect to THL and TPG, and the date of this Agreement and the Closing Date with respect to Evercore and BACI.

            (c) Closing Deliveries. The Purchasers shall have delivered to the Company each item set forth in Section 7.2 required to be delivered by the Purchasers on or before the Closing Date.

            (d) Approvals. No judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition (collectively, "Restraints") shall be in effect, and there shall not be pending or threatened any suit, action or proceeding by any Governmental Entity (i) preventing the consummation of the transactions contemplated by the Transaction Documents, (ii) prohibiting or limiting the ownership or operation by the Company or the Parent and their respective Subsidiaries of any portion of the business or assets of the Company or the Parent and their respective Subsidiaries, or compelling the Company or the Parent and their respective Subsidiaries to dispose of or hold separate any portion of the business or assets of the Company or the Parent and their respective Subsidiaries, as a result of the transactions contemplated by the Transaction Documents or
      (iii) which otherwise would reasonably be likely to have a Material Adverse Effect.

            (e) Litigation. No action, suit, or proceeding shall have been initiated or threatened with the probable or reasonably likely effect of enjoining or preventing the consummation of the transactions contemplated hereby or seeking damages on account thereof.

            (f) HSR Act. All applicable waiting periods, if any, in respect of the transactions contemplated hereby under the HSR Act shall have expired or terminated.

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

            (g) Financing. The Company shall have received the funds contemplated by, and on terms reasonably comparable to the terms set forth in the Financing Term Sheet attached hereto as Exhibit E, and the Parent Distribution shall have been made.

            (h) Consents and Waivers. All approvals, authorizations, consents, and waivers of any Person or Governmental Entity set forth on Schedule 6.1(h) that are required in connection with the execution and delivery of any Transaction Document, the performance of the parties of their obligations hereunder or thereunder, and the consummation of the transactions contemplated hereby and thereby shall have been duly obtained and effective prior to or as of the Closing Date.

            (i) Minimum Purchase. The Company shall have received payment from the Purchasers of the aggregate Purchase Price.

      6.2 Conditions Precedent to Purchasers' Obligations. The obligation of each Sponsor Group to consummate the transactions contemplated hereby shall be contingent upon the other Sponsor Group simultaneously performing its obligations hereunder. Notwithstanding anything to the contrary contained herein, if a Sponsor Group does not perform its obligations under this Agreement (the "Defaulting Sponsor Group"), the non-Defaulting Sponsor Group shall have the right (but not the obligation) to (a) extend the Closing Date by 10 business days, and (b) assume the obligations of such Defaulting Sponsor Group for its own behalf, or the behalf of any of its Affiliates which is reasonably satisfactory to the Company and Parent, provided that such Affiliates shall enter into this Agreement and the other Purchaser Documents to which the Defaulting Sponsor Group was or would have been a party. Evercore's and BACI's obligations to consummate their respective purchase of Shares shall be conditioned upon each Sponsor Group performing its obligations under this Agreement. In addition, the obligation of each Purchaser to consummate the purchase of the Shares from the Company as contemplated hereby is subject to the satisfaction or waiver by such Purchaser on the Closing Date of the following conditions:

            (a) Accuracy of Representations and Warranties. The representations and warranties of Parent, after giving effect to the Amended Company Disclosure Letter, (i) contained in Article III, other than those referred to below in clause 6.2(a)(ii), shall be true and correct as of the date of the Initial Agreement and as of the Closing, with the same effect as if made at and as of such time (except to the extent expressly made as of a date other than the date of the Initial Agreement, in which case such representations and warranties shall be true and correct only as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any "Material Adverse Effect" qualifiers set forth therein) does not have, and would not reasonably be likely to have a Material Adverse Effect, and (ii) contained in each of Section 3.1, 3.2, 3.3, 3.6, 3.7, 3.8, 3.9, 3.10, 3.11 and 3.21 (the "No MAE Reps") shall be true and correct in all material respects (without giving effect to any limitation as to "Material Adverse Effect" qualifiers set forth therein) as of the date of the Initial Agreement and as of the Closing, with the same effect as if made at and as of such time (except to the extent expressly made as of a date other than the date of the Initial Agreement, in which case such representations and warranties shall be true and correct only as of such date).

            (b) Performance of Covenants. The Company and Parent shall have performed and complied, in all material respects, with the covenants and provisions of this Agreement required to be performed or complied with by them between the date of the Initial Agreement and the Closing Date.

            (c) Approvals. No Restraints shall be in effect, and there shall not be pending or threatened any suit, action or proceeding by any Governmental Entity (i) preventing the consummation of the transactions contemplated by the Transaction Documents, (ii) except as contemplated by
      Section 5.13 hereof, prohibiting or limiting the ownership or operation by the Company and its Subsidiaries of any portion of the business or assets of the Company and its Subsidiaries or compelling the Company and its Subsidiaries to dispose of or hold separate any portion of the business or assets of the Company and its Subsidiaries as a result of the transactions contemplated by the Transaction Documents or (iii) which otherwise would reasonably be likely to have a Material Adverse Effect.

            (d) Closing Deliveries. The Company and Parent shall have delivered to the Purchasers each item set forth in Section 7.1 required to be delivered by the Company or Parent on or before the Closing Date.

            (e) Litigation. No action, suit, or proceeding shall have been initiated or threatened with the probable or reasonably likely effect of enjoining or preventing the consummation of the transactions contemplated hereby or seeking damages on account thereof.

            (f) HSR Act. All applicable waiting periods, if any, in respect of the transactions contemplated hereby under the HSR Act shall have expired or terminated.

            (g) Consents and Waivers. All approvals, authorizations, consents, and waivers of any Person or Governmental Entity set forth on Schedule 6.2(g) that are required in connection with the execution and delivery of any Transaction Document, the performance of the Company of its obligations hereunder or thereunder, and the consummation of the transactions contemplated hereby and thereby shall have been duly obtained and effective prior to or as of the Closing Date.

            (h) Board of Directors. Each of Thomas M. Hagerty, Seth Lawry, Jonathan Coslet and Marshall Haines shall have been duly nominated and elected to the Board of Directors of the Company ("Board of Directors"), and William P. Foley, II shall have been elected as Chairman of the Board of Directors.

            (i) D&O Insurance. Purchasers shall have received evidence reasonably satisfactory to them that Parent has in place a directors' and officers' liability insurance policy for directors of Parent and its subsidiaries, with coverage of at least $125.0 million of "Side A", "Side B" and "Side C" coverage, plus an additional $20.0 million of "Side A" coverage.

            (j) Assignments. Parent shall have assigned to the Company, or one of its subsidiaries, as appropriate, the inventions referred to as "AQUA", "SCORE" and "ATOMS" and related patent applications with respect thereto and such assignments shall have been filed with the United States Patent and Trademark office ("USPTO"). Additionally, Parent shall have filed documentation with the USPTO indicating that the 24 registered trademarks and 3 trademark applications set forth on Annex 6.2(j) hereto (the "LSI Marks"), which are currently on file with the USPTO as owned by Lender's Service, Inc., are now owned by LSI Title Company, and setting forth accurate chain of title thereto.

            (k)   Intentionally Left Blank.

            (l) Incentive Plan. The Company shall have adopted the 2005 Stock Incentive Plan, in substantially the form attached hereto as Exhibit C. Shares of the Company's Common Stock, representing 7.5% of the Company's outstanding Common Stock, on a fully diluted basis immediately after the Closing, shall have been reserved for issuance under such Plan.

            (m) Financing; Repayment of Indebtedness. The Company shall have received the funds contemplated by, and on terms reasonably comparable to the terms set forth in the Financing Term Sheet, and the Purchasers shall have received evidence satisfactory to them that all of the Company's Indebtedness (other than with respect to Capital Leases and the Financing) shall have been repaid and all liens securing such Indebtedness shall have been released. Except as imposed by the Financing, there shall be no Encumbrances (other than Permitted Encumbrances) on any of the assets of the Company or its Subsidiaries on the Closing Date.

            (n) Indemnification Agreements. The Company shall have entered into separate Indemnification Agreements between the Company and each director designated by the Purchasers, each substantially in the form of Exhibit H attached hereto.

            (o) Cash Management Systems. The Company shall have established treasury and cash management systems and controls that are reasonably acceptable to Purchasers and separate and apart from those of Parent.

            (p) Minimum Cash. The Company and its Subsidiaries shall have cash and cash equivalents (excluding cash held at Kordoba) of at least $120,000,000 after giving effect to the payment by the Company of the intercompany payable of $106.7 million reflected on Schedule 3.11 hereto (provided the Financing has occurred and including at least $70.0 million of proceeds funded to the balance sheet from the proceeds of the Financing and this Transaction), as certified by a Certificate on behalf of the Company delivered by the Chief Financial Officer of Parent. Such minimum amount will be adjusted downward to reflect the use of cash to make acquisitions that have been approved in advance by the Purchasers Representatives.

            (q) EBITDA. Excluding any extraordinary items, including write-offs of intangibles, the Company's EBITDA for the year ended December 31, 2004 shall be at least $558.0 million, as certified by a Certificate on behalf of the Company delivered by the Chief Financial Officer of Parent.

            (r) Permits. On or before the Closing Date, (i) LSI shall have obtained state licenses (i) to conduct its title insurance business in Oregon and Washington, and (ii) to conduct its escrow business in Arizona, Oregon and Washington.

                                  ARTICLE VII
                               Closing Deliveries

      7.1 Items to Be Delivered by the Company. At the Closing, each of the Parent and the Company shall deliver to the Purchasers:

            (a) Stock Certificates. One or more validly issued stock certificates to each Purchaser representing the Shares to be acquired by such Purchaser duly executed by the appropriate officers of the Company.

            (b) Certified Charter. A certified copy of the Certificate of Incorporation (or equivalent operational document) of the Company, certified by the Secretary of State of Delaware, as of a date no earlier than ten (10) days prior to the Closing.

            (c) Good Standing. A certificate of good standing of the Company issued by the Secretary of State of Delaware.

            (d) Officer's Certificate. A certificate, dated as of the Closing Date, duly executed on behalf of each of Parent and the Company by the President and the Secretary of each of Parent and the Company certifying that the conditions set forth in Sections 6.2(a) and (b), have been fully satisfied.

            (e) Independent Accountants' Review. The combined balance sheet of the Company and its Subsidiaries as of September 30, 2004 and the related statements of earnings, equity and comprehensive earnings and cash flows for the nine (9) month period then ended, including an Independent Accountants' Review Report issued by KPMG LLP in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants (the "September Financials") shall have been delivered to Purchasers. The parties acknowledge and agree that the September Financials will not reflect (i) the business of LSI related to title agency and escrow services in Connecticut, Massachusetts, Nevada and Utah, or (ii) the business of National Title.

            (f) Transaction Documents. Executed versions of each of the other Transaction Documents to which it is a party.

      7.2 Items to Be Delivered by Purchasers. At the Closing, each Purchaser shall deliver to the Company:

            (a) Purchase Price. Its respective portion of the Purchase Price in accordance with Section 2.2.

            (b) Transaction Documents. Executed versions of each of the other Transaction Documents to which it is a party.

            (c) Officer's Certificates. A certificate, dated as of the Closing Date, duly executed by such Purchaser certifying that the conditions set forth in Sections 6.1(a), and (b) have been fully satisfied with respect to such Purchaser.

                                  ARTICLE VIII
                          Survival and Indemnification

      8.1   Survival of Representations, Warranties, and Covenants.

            (a) The representations and warranties of the Parent and the Purchasers contained in this Agreement and in any certificate delivered pursuant hereto shall survive until the date that is 45 days after receipt by the Purchasers of the consolidated audited financial statements of the Company and its Subsidiaries for the fiscal year ending December 31, 2005 (provided, however, that representations and warranties made in Sections 3.2, 3.5, 3.6, 3.7, 3.8, 3.21, the third sentence of 3.22(i), 4.2, 4.5 and
      4.6 shall survive until sixty (60) days after any applicable statute of limitations or indefinitely if no such statute of limitations is applicable). Any claim for indemnification in respect of any representation or warranty that is not asserted by notice given as herein provided relating thereto prior to the expiration of the specified period of survival shall not be pursued and is hereby irrevocably waived after the expiration of such period of survival. Any claim for an Indemnifiable Loss in respect of such a breach asserted within such period of survival as herein provided will be timely made for purposes hereof.

            (b) Unless a specified period is set forth in this Agreement (in which event such specified period will control), the covenants in this Agreement will survive and remain in effect indefinitely.

      8.2   Indemnification.

            (a) Parent shall indemnify, defend, and hold harmless the Purchasers, the Company and their Affiliates (provided however that the Parent shall not be obligated to indemnify, defend or hold harmless the Company and its Affiliates at any time after both THL and TPG no longer hold any of the Shares (including any equity securities into which such shares may subsequently be converted or exchanged into)) from and against any and all Indemnifiable Losses to the extent relating to, resulting from, or arising out of:

                  (i) any breach of representation or warranty of Parent under this Agreement or any certificate delivered in connection herewith;

                  (ii) any breach or nonfulfillment of any agreement or covenant of the Company or Parent under this Agreement;

                  (iii) any and all Taxes imposed on the Company or any of its Subsidiaries (A) for any taxable year or period (or portion thereof) that ends on or before the Closing Date (except, with respect to any particular Tax, to the extent the amount of such Tax has been (1) paid, (2) accrued on the consolidated balance sheet of the Company and its Subsidiaries dated November 30, 2004 previously delivered to Purchasers by Parent, (3) accrued in the financial statements delivered to Purchasers pursuant to
      Section 5.11 (the "Accruals") (provided that such Accruals are made consistent with past practice, in accordance with GAAP and reflect only Taxes properly allocable to the Company and its Subsidiaries (as opposed to FNF and its Subsidiaries, other than the Company and its Subsidiaries) and including any amounts distributed under clause (i) of 5.2(b)(ix) (B) to the extent such distributions exceed the amounts accrued on the November 30, 2004 or the Accruals, or (4) with respect to the period commencing the last day of the month immediately preceding the Closing Date through the Closing Date, Taxes incurred in the ordinary course of business of the Company and its Subsidiaries), and (B) under Treasury Regulation Section 1.1502-6(a) (or any similar provision of Law) by reason of being a member of any Affiliated Group on or before the Closing Date. Parent shall, unless prohibited by applicable Law, cause the Company and its Subsidiaries to close the taxable period of the Company and its Subsidiaries as of the close of business on the Closing Date. If applicable Law does not permit the Company or any of its Subsidiaries to close its taxable year on the Closing Date, the amount of such Taxes allocable to the portion of such period ending on the Closing Date shall
      (i) in the case of any Taxes based upon or related to income or gross receipts, be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date, and (ii) in the case of any Taxes other than Taxes based upon or related to income or gross receipts, be deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the portion of the period ending on the Closing Date and the denominator of which is the number of days in the entire period. Any allocation of income or deductions required to determine any Taxes relating to a such period shall be taken into account as though the relevant taxable period ended on the Closing Date and by means of a closing of the books and records of the Company or its Subsidiary, as applicable, as of the close of the Closing Date; provided that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period.

                  (iv) Title IV of ERISA solely as a result of the Company being or having been an ERISA Affiliate of Parent.

      Except with respect to actual and direct damage suffered by a Purchaser (in which event any indemnification payment related thereto will be made to such Purchaser, or at such Purchaser's election, to the Company), the Purchasers Representatives shall determine, in their sole discretion, as to whether the Company, the Purchasers, or any other party entitled to indemnification pursuant to this Section 8.2(a) shall be the recipient of indemnification payments made hereunder; provided, however, that in the event the Purchasers Representatives determine that the Purchasers are to be the recipients of indemnification payments pursuant to this Section 8.2(a), each Purchaser shall be entitled to its pro rata share of such indemnification payments based on the number of Shares purchased.

            (b) Purchasers shall severally, but not jointly, indemnify, defend, and hold harmless the Company, the Parent and their Affiliates from and against any and all Indemnifiable Losses to the extent relating to, resulting from, or arising out of:

                  (i) any breach of representation or warranty of such Purchaser under this Agreement or any certificate delivered in connection herewith; and

                  (ii) any breach or nonfulfillment of any agreement or covenant of such Purchaser under this Agreement.

            (c) For purposes of determining whether a breach of a representation and warranty has occurred and for purposes of determining the amount of any Indemnifiable Loss for all purposes under this Article VIII, each representation and warranty contained in this Agreement (other than the representation in Section 3.12(ii)) shall be read without regard to any materiality or Material Adverse Effect qualifier contained therein.

      8.3 Deductible; Maximum Liability. Neither Parent nor the Purchasers shall be obligated to indemnify and hold harmless their respective Indemnitees under Section 8.2(a)(i) or Section 8.2(b)(i) unless and until the aggregate amount of all Indemnifiable Losses by the Indemnitees under such Section 8.2(a)(i) or Section 8.2(b)(i), as the case may be, exceeds $30.0 million for all Indemnifiable Losses (the "Deductible"), at which point Parent or the Purchasers, as the case may be, shall be liable to their respective Indemnitees for the value of the Indemnitee's claims under Section 8.2(a)(i) or Section 8.2(b)(i), as the case may be, that is in excess of the Deductible, subject to the limitations set forth in this Article VIII . The maximum aggregate liability of each of Parent and the Purchasers (allocated pro rata on the basis of the number of Shares purchased in the case of the Purchasers), as the case may be, to their respective Indemnitees for any and all Indemnifiable Losses pursuant to this Article VIII shall be $250.0 million (the "Cap"). Notwithstanding anything to the contrary contained herein, neither the Deductible nor the Cap shall apply with respect to Indemnifiable Losses to the extent relating to, resulting from, or arising out of (x) any breach or nonfulfillment of any agreement or any covenant contained in this Agreement, (y) any breach of representation or warranty contained in any of Sections 3.2, 3.5, 3.6, 3.7, 3.8, 3.21, the third sentence of 3.22(i), 4.2, 4.5 and 4.6, or any Indemnifiable Loss under Section 8.2(a)(iii); provided, however, that Parent shall not be obligated to indemnify and hold harmless any Indemnitee hereunder for a breach of Section 3.21 or for any Indemnifiable Loss relating to, resulting from, or arising out of clause (A) of

Section 8.2(a)(iii), unless and until the aggregate amount of all such Indemnifiable Losses under such Section 3.21 and Section 8.2(a)(iii) exceeds $250,000 and then only to the extent of the Purchase Price, or (z) any Indemnifiable Losses relating to, resulting from or arising out of ERISA matters set forth in Section 8.2(a)(iv).

      8.4   Definitions. As used in this Agreement:

      (i) "Indemnitee" means any person entitled to indemnification under this Agreement;

      (ii)  "Indemnitor" means any person required to provide indemnification under this Agreement;

      (iii) "Indemnifiable Losses" means any and all damages, losses, liabilities, obligations, costs, and expenses, and any and all claims, demands, actions, suits, proceedings, or investigations or appeals by any Person, including the costs and expenses of any and all assessments, judgments, settlements, and compromises relating thereto but not including attorneys' fees and expenses in respect thereof and in respect of establishing the right to indemnification hereunder; provided, however that any Indemnity Payment (x) made to the Purchasers shall be prorated to reflect only the Purchasers' then percentage ownership interest in the Company, and, shall in no event include any special or punitive damages (unless in connection with a Third Party Claim), and
(y) shall be net of any (A) amounts actually recovered (after deducting related costs and expenses) or recoverable by the Indemnitee for the Indemnifiable Losses for which such Indemnity Payment is made under any insurance policy, warranty or indemnity from any Person other than a party hereto, and (B) Tax benefits actually realized by the Indemnitee in respect of any Indemnifiable Losses for which such Indemnity Payment is made.

      (iv) "Indemnity Payment" means any amount of Indemnifiable Losses required to be paid pursuant to this Agreement; and

      (v) "Third-Party Claim" means any claim, action, suit, or proceeding made or brought by any person that is not a party to this Agreement or an Affiliate of a party to this Agreement.

      8.5   Procedures for Third-Party Claims.

            (a) If any Indemnitee receives notice of assertion or commencement of any Third-Party Claim against such Indemnitee in respect of which an Indemnitor may be obligated to provide indemnification under this Agreement, the Indemnitee shall give such Indemnitor reasonably prompt written notice (but in no event later than 30 days after becoming aware) thereof; provided, however, that no delay on the part of the Indemnitee in notifying any Indemnitor shall relieve the Indemnitor from any obligation hereunder unless (and then solely to the extent) the Indemnitor is actually prejudiced by such delay.

            (b) Any Indemnitor will have the right to defend the Indemnitee against the Third-Party Claim with counsel of its choice reasonably satisfactory to the Indemnitee so long as (i) the Indemnitor notifies the Indemnitee in writing within thirty (30) days after the Indemnitee has given notice of the Third-Party Claim that the Indemnitor will indemnify the Indemnitee from and against any such Indemnifiable Losses, (ii) the Indemnitor provides the Indemnitee with evidence reasonably acceptable to the Indemnitee that the Indemnitor will have the financial resources to defend against the Third-Party Claim and, (iii) the Indemnitor conducts the defense of the Third-Party Claim actively and diligently; provided, that, in the event settlement of, or an adverse judgment in respect of, a Third-Party Claim, is likely, in the good faith judgment of a Purchaser who is an Indemnitee hereunder, to adversely affect the reputation or business of such Purchaser or its Affiliates, such Purchaser shall have the right to defend, at its expense, against such Third-Party Claim with the counsel of its choice. The Purchasers may also participate in defense of any other Third-Party Claim at their expense.

            (c) So long as the Indemnitor is conducting the defense of the Third-Party Claim in accordance with Section 8.5(b), (i) the Indemnitee may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim, (ii) the Indemnitee will not consent to the entry of any judgment or enter into any compromise or settlement in respect of the Third-Party Claim without the prior written consent of the Indemnitor (which consent will not be unreasonably conditioned, delayed, or withheld), and (iii) the Indemnitor will not consent to the entry of any judgment or enter into any compromise or settlement in respect of the Third-Party Claim without the prior written consent of the Indemnitee (which consent will not be unreasonably conditioned, delayed, or withheld); provided, however, that, in respect of clause (iii) above, the Indemnitee may condition such consent upon the delivery by the claimant or plaintiff to the Indemnitee of a duly executed unconditional release of the Indemnitee from all liability in respect of such Third-Party Claim.

            (d) In the event any condition set forth in Section 8.5(b) is or becomes unsatisfied, however, (i) the Indemnitee may defend against, and consent to the entry of any judgment or enter into any settlement in respect of, the Third-Party Claim in any manner it reasonably may deem appropriate, provided that the Indemnitee will consult with and obtain the consent of the Indemnitor in connection therewith which shall not be unreasonably conditioned, delayed, or withheld, (ii) the Indemnitor will reimburse the Indemnitee promptly and periodically for the costs of defending against the Third-Party Claim (including reasonable attorneys' fees and expenses), and (iii) the Indemnitor will remain responsible for any Indemnifiable Losses the Indemnitee may suffer resulting from, arising out of, relating to, in the nature of, or caused by, the Third-Party Claim to the fullest extent provided in this Section 8.5.

      8.6 Direct Claims. The Indemnitor will have a period of thirty (30) days within which to respond in writing to any claim by an Indemnitee on account of an Indemnifiable Loss that does not result from a Third-Party Claim (a "Direct Claim"). If the Indemnitor does not so respond within such 30 day period, the Indemnitor will be deemed to have rejected such claim, in which event the Indemnitee will be entitled to pursue such remedies as may be available to the

Indemnitee. In any case where the Purchasers are the Indemnitees, the Purchasers may bring the claim on behalf of the Purchasers or the Company, in their sole discretion.

      8.7 Sole Remedy. The parties hereto acknowledge and agree that, if the Closing occurs, their sole and exclusive remedy following the Closing with respect to any and all claims arising out of or related to the transactions contemplated by this Agreement shall be pursuant to the provisions set forth in this Article VIII; provided, however that nothing contained herein shall prevent an Indemnitee from bringing a claim based on fraud.

      8.8 Certain Other Matters. Upon making any Indemnity Payment, Indemnitor will, to the extent of such Indemnity Payment, be subrogated to all rights of Indemnitee against any third person (other than an insurance company) in respect of the Indemnifiable Loss to which the Indemnity Payment related; provided, however, that (i) Indemnitor shall then be in compliance with its obligations under this Agreement in respect of such Indemnifiable Loss and (ii) until Indemnitee fully recovers its Indemnity Payment, any and all claims of the Indemnitor against any such third person on account of such Indemnity Payment will be subrogated and subordinated in right of payment to Indemnitee's rights against such third person. Without limiting the generality or effect of any other provision hereof, each such Indemnitee and Indemnitor will duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation and subordination rights. Any Indemnity Payment hereunder shall be treated as an adjustment to the applicable purchase price.

                                   ARTICLE IX
                                   Termination

      9.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

            (a) by the written agreement of Purchasers Representatives, on the one hand, and the Company, on the other hand;

            (b) by Purchasers Representatives or the Company if there shall have been entered a final, non-appealable order or injunction by any Governmental Entity prohibiting or restraining the consummation of the transactions contemplated hereby or any material part hereof;

            (c) by Parent, on the one hand, and the Purchasers Representatives, on the other hand, if a Purchaser (with respect to the Parent's termination right) or the Parent or the Company (with respect to the Purchasers Representatives right) shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition to the terminating party's obligations as set forth in Article VI, and (B) such breach or failure to perform is incapable of being or has not been cured by the breaching party within 20 calendar days after giving written notice to the breaching party of such breach or failure to perform; provided, however that with respect to any breach of the No MAE Reps, the Parent shall have the right for 10 business days following the receipt of notice from the Purchasers Representatives of their intent to terminate this Agreement pursuant to this section, to attempt to cure such breach prior to the Purchasers being deemed to have any right to terminate this Agreement pursuant to this section;

            (d) by Parent and the Company if any Restraint having any of the effects set forth in Section 5.5 shall be in effect and shall have become final and nonappealable (provided that the right to terminate this Agreement under this Section 9.1(d) shall not be available to any party who has materially breached any representation or warranty or failed to fulfill any obligation under this Agreement);

            (e)   [Intentionally omitted];

            (f) by Purchasers Representatives or Parent on or after May 31, 2005, if the Closing has not occurred prior to such date; provided that the right to terminate this Agreement under this Section 9.1(f) shall not be available to any party who has materially breached any representation or warranty or failed to fulfill any obligation under this Agreement.

The party desiring to terminate this Agreement pursuant to Section 9.1(b), 9.1(c), 9.1(d) or 9.1(f) shall promptly give written notice of such termination to the other party.

      9.2   Effect of Termination. Except for Section 5.6, 5.9 and this Section
9.2 and Article X which shall survive any termination of this Agreement, upon the termination of this Agreement pursuant to Section 9.1, this Agreement shall become null and void and of no further force and effect and all obligations of the parties hereto shall terminate and there shall be no liability or obligation of any party hereto; provided, however, that nothing herein shall relieve any party hereto from liability for its default under or breach of any representation, warranty, covenant, or agreement under this Agreement prior to such termination.

                                    ARTICLE X
                                  Miscellaneous

      10.1 Amendments. This Agreement may be amended, modified, or supplemented only pursuant to a written instrument making specific reference to this Agreement and signed by each of THL, TPG, Parent and Company; provided, however, that no such modification or amendment which adversely affects either Evercore or BACI disproportionately to any other Purchaser shall be permitted without the written consent of Evercore or BACI, as applicable.

      10.2 Assignment. This Agreement and the rights and obligations hereunder shall not be assigned, delegated, or otherwise transferred (whether by operation of law (other than a merger), by contract, or otherwise) without the prior written consent of the Purchasers Representatives hereto; provided, however, that any Purchaser may, without obtaining the prior written consent of any other party, assign, delegate, or otherwise transfer its rights and obligations hereunder to any Affiliate of such Purchaser so long as (i) such Affiliate joins as a Purchaser party hereto, and (ii) such assignment, delegation or other transfer does not affect the accuracy of the representations and warranties provided in Section 4.6. Any attempted assignment, delegation, or transfer in violation of this Section 10.2 shall be void and of no force or effect.

      10.3 Binding Effect. Except as otherwise expressly provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. In addition, all decisions, elections or other actions expressly provided to the Purchasers Representatives under this Agreement, when made, shall be binding on all other Purchasers to the same extent such decisions, elections or other actions are binding on THL and TPG.

      10.4 Counterparts. This Agreement may be executed in multiple counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

      10.5 Entire Agreement. This Agreement (including the Schedules attached hereto) and the Transaction Documents constitute the entire agreement of the parties hereto in respect of the subject matter hereof and thereof, and supersede all prior agreements or understandings, among the parties hereto, including the Initial Agreement, in respect of the subject matter hereof and thereof. Except for the representations and warranties expressly set forth in this Agreement, neither the Company, Parent, any Purchaser nor any other Person has made and does not hereby make any express or implied representations or warranties of any nature.

      10.6  Fees and Expenses.

            (a) The Company shall pay, out of the proceeds of the Purchase Price, all actual, reasonable and out-of-pocket expenses incurred by or on behalf of the Purchasers (including, without limitation, legal, accounting and investment banking fees and expenses) in connection with the preparation, negotiation, execution, delivery, and performance of this Agreement and each Transaction Document, including legal and financial diligence relating thereto but in no event in an amount in excess of $45 million (inclusive of all amounts paid at Closing under Section 2(a) of the Management Agreements).

            (b) The Company shall pay, out of the proceeds of the Purchase Price and the Transaction, all actual, reasonable and out-of-pocket expenses incurred by or on behalf of the Company and the Parent (including, without limitation, legal, accounting and investment banking fees and expenses) in connection with the preparation, negotiation, execution, delivery, and performance of this Agreement and each Transaction Document and the consummation of the transactions contemplated hereby and thereby but in no event in an amount in excess of $10 million. The Company shall pay, out of the proceeds of the Financing, all actual, reasonable and out of pocket expenses incurred by or on behalf of the Parent or the Company (including, without limitation, legal, accounting and investment banking fees, commitment fees and other bank costs, fee and expenses) in connection with the preparation, negotiation, execution, delivery, and performance of this Agreement and each Transaction

      Document, including legal and financial diligence relating thereto but in no event in an amount in excess of $50 million.

      10.7 Governing Law. This Agreement shall be enforced, governed, and construed in all respects in accordance with the laws of the State of New York applicable to contracts executed and performable solely in such state.

      10.8 Headings. The article and section headings of this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision hereof.

      10.9 Jurisdiction. The parties hereto agree that any action, suit, or proceeding seeking to enforce any provision of, or based on any matter arising out of or relating to, this Agreement or the transactions contemplated hereby can only be brought in federal court sitting in the Southern District of New York or, if such court does not have jurisdiction, any state court sitting in the Borough of Manhattan, New York County, New York, and each of the parties hereto hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such action, suit, or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such action, suit, or proceeding in any such court or that any such action, suit, or proceeding that is brought in any such court has been brought in an inconvenient forum.

      10.10 Notices. Any notice, demand, request, instruction, correspondence, or other document required or permitted to be given hereunder by any party to the other shall be in writing and delivered (i) in person, (ii) by a nationally recognized overnight courier service requiring acknowledgment of receipt of delivery, (iii) by United States certified mail, postage prepaid and return receipt requested, or (iv) by facsimile, as follows:

      If to the Company, to:

      Fidelity National Information Services, Inc.
      601 Riverside Avenue
      Jacksonville, FL 32204
      Attention: Gregory S. Lane
      Facsimile No.: )904)357-1026

      If to Parent, to:

      Fidelity National Financial, Inc.
      601 Riverside Avenue
      Jacksonville, FL 32204
      Attention: Gregory S. Lane
      Facsimile No.: (904)357-1026
      If to a Purchaser, to:

      the addresses set forth on Schedule A
      with a copy to (which shall not constitute notice):

      Weil, Gotshal & Manges LLP
      100 Federal Street
      Boston, MA 02110
      Attention: James Westra
                 Marilyn French
      Facsimile No.: 617.772.8333

      and if to TPG Partners IV, L.P. or its affiliates, with a copy to (which shall not constitute notice):

      Cleary Gottlieb Steen & Hamilton LLP
      One Liberty Plaza
      New York, NY 10006
      Attention: David Leinwand
      Facsimile: (212) 225-3999

      and if to Evercore, with a copy to (which shall not constitute notice):

      Simpson Thacher & Bartlett LLP
      425 Lexington Avenue
      New York, NY 10017
      Attention: Alan Schwartz
      Facsimile: 212-455-2502

      and if to BACI, with a copy to (which shall not constitute notice):

      Kennedy Covington Lobdell & Hickman, L.L.P.
      Hearst Tower
      214 North Tryon Street, 47th Floor
      Charlotte, NC 28202
      Attention: T. Richard Giovannelli
      Facsimile: (704) 353-3184

      Notice shall be deemed given, received, and effective on: (i) if given by personal delivery or courier service, the date of actual receipt by the receiving party, or if delivery is refused on the date delivery was first attempted; (ii) if given by certified mail, the third day after being so mailed if posted with the United States Postal Service; and (iii) if given by facsimile, the date on which the facsimile is transmitted if confirmed by transmission report during the transmitter's normal business hours, or at the beginning of the next business day after transmission if confirmed at any time other than the transmitter's normal business hours. Any person entitled to notice may change any address or facsimile number to which notice is to be given to it by giving notice of such change of address or facsimile number as provided in this Section 10.10. The inability to deliver notice because of changed address or facsimile number of which no notice was given shall be deemed to be receipt of the notice as of the date such attempt was first made.

      10.11 No Recourse. Notwithstanding any provision of this Agreement to the contrary, each party hereto agrees that absent fraud, willful misconduct or intentional misrepresentation, neither it nor any person acting on its behalf may assert any claim or cause of action against any officer, director, stockholder, controlling person, manager, member, partner, employer, agent, representative, or Affiliate of any other party nor their respective officers, directors, stockholders, controlling persons, managers, members, partners, employees, agents, or representatives in connection with, arising out of, or relating to this Agreement, the Transaction Documents, or the transactions contemplated hereby or thereby, in each case, except to the extent any such Person is a party to such Transaction Document.

      10.12 Severability. If any provision of this Agreement or the application of such provision to any person or circumstance shall be held (by a court of competent jurisdiction) to be invalid, illegal, or unenforceable under the applicable Law of any jurisdiction, (i) the remainder of this Agreement or the application of such provision to other persons or circumstances or in other jurisdictions shall not be affected thereby, and (ii) such invalid, illegal, or unenforceable provision shall not affect the validity or enforceability of any other provision of this Agreement.

      10.13 Specific Performance. The Parties hereby acknowledge and agree that if any party fails to perform (i) under this Agreement prior to Closing or (ii) under any covenants contained in Sections 5.5 and 5.13 following the Closing, monetary damages alone may not be adequate to compensate the other parties for their injuries. Each party shall, therefore, in addition to any other remedy that may be available to them, be entitled to seek to obtain specific performance of (i) this Agreement for failure to perform under this Agreement prior to Closing and (ii) the covenants contained in Sections 5.5 and 5.13 following the Closing. If any action, suit, or proceeding is instituted by a party to enforce this Agreement, the other parties hereby waive the defense that there is an adequate remedy at law. In the event of a Default by a party that results in the filing of an action for damages, specific performance, or other remedies, the winning party shall be entitled to reimbursement by the defaulting party of all reasonable attorneys' fees and expenses incurred by it.

      10.14 Third-Party Beneficiaries. Except as expressly provided in Article VIII, nothing express or implied in this Agreement is intended or shall be construed to confer upon or give any Person other than the parties hereto and their respective permitted assigns any rights or remedies under or by reason of this Agreement or the transactions contemplated hereby.

      10.15 Waiver. Except as otherwise expressly provided herein, the rights and remedies provided for herein are cumulative and not exclusive of any right or remedy that may be available to any party whether at law, in equity, or otherwise. No delay, forbearance, or neglect by any party, whether in one or more instances, in the exercise of any right, power, privilege, or remedy hereunder or in the enforcement of any term or condition of this Agreement shall constitute or be construed as a waiver thereof. No waiver of any provision hereof, or consent required hereunder, or any consent or departure from this Agreement, shall be valid or binding unless expressly and affirmatively made in writing and duly executed by the party to be charged with such waiver. No waiver shall constitute or be construed as a continuing waiver or a waiver in respect of any subsequent breach or Default, either of equivalent or different nature, unless expressly so stated in such writing.

      10.16 Purchaser Obligations. All obligations of the Purchasers contained herein shall be several, not joint.

                  [Remainder of Page Intentionally Left Blank]

      IN WITNESS WHEREOF, the undersigned have executed this Stock Purchase Agreement as of the date first above written.

                          FIDELITY NATIONAL INFORMATION SERVICES,
                          INC.

                          By: _____________________________________
                          Name: ___________________________________
                          Title:__________________________________

                          FIDELITY NATIONAL FINANCIAL, INC.

                          By: _____________________________________
                          Name: ___________________________________
                          Title:__________________________________

                          THOMAS H. LEE EQUITY FUND V, L.P.

                          By: THL Equity Advisors V, LLC, its general partners
                          By: Thomas H. Lee Partners, L.P., its sole member
                          By: Thomas H. Lee Advisors LLC, its general partner

                          By: __________________________________________Name:
                          Title: Managing Director

                          THOMAS H. LEE PARALLEL FUND V, L.P.

                          By: THL Equity Advisors V, LLC, its general partner
                          By: Thomas H. Lee Partners, L.P., its sole member
                          By: Thomas H. Lee Advisors LLC, its general partner

                          By: __________________________________________Name:
                          Title: Managing Director

                          THOMAS H. LEE CAYMAN FUND V, L.P.

                          By: THL Equity Advisors V, LLC, its general partner
                          By: Thomas H. Lee Partners, L.P., its sole member
                          By: Thomas H. Lee Advisors LLC, its general partner

                          By: __________________________________________Name:
                          Title: Managing Director

                          THOMAS H. LEE INVESTORS LIMITED PARTNERSHIP

                          By: THL Investment Management Corp., its general
                          partner

                          By:___________________________________________Name:
                          Title:

                          PUTNAM INVESTMENTS EMPLOYEES'
                          SECURITIES COMPANY I LLC

                          By: Putnam Investment Holdings, LLC, its managing
                          member
                          By: Putnam Investments, LLC, its managing member

                          By: __________________________________________Name:
                          Title:

                          PUTNAM INVESTMENTS EMPLOYEES'
                          SECURITIES COMPANY II LLC

                          By: Putnam Investment Holdings, LLC, its managing
                          member
                          By: Putnam Investments, LLC, its managing member

                          By: __________________________________________Name:
                          Title:

                          PUTNAM INVESTMENT HOLDINGS, LLC

                          By: Putnam Investments, LLC, its managing member

                          By: __________________________________________Name:
                          Title:

                          TPG PARTNERS IV, L.P.

                          By: TPG GenPar IV, L.P., its general partner
                          By: TPG Advisors IV, Inc., its general partner

                          By: __________________________________________Name:
                          Title:

                          TPG PARTNERS III, L.P.

                          By: TPG GenPar III, L.P., its general partner
                          By: TPG Advisors III, Inc., its general partner

                          By: __________________________________________Name:
                          Title:

                          TPG PARALLEL III, L.P.

                          By: TPG GenPar III, L.P., its general partner
                          By: TPG Advisors III, Inc., its general partner

                          By: __________________________________________Name:
                          Title:

                          TPG INVESTORS III, L.P.

                          By: TPG GenPar III, L.P., its general partner
                          By: TPG Advisors III, Inc., its general partner

                          By: __________________________________________Name:
                          Title:

                          FOF PARTNERS III, L.P.

                          By: TPG GenPar III, L.P., its general partner
                          By: TPG Advisors III, Inc., its general partner

                          By: __________________________________________Name:
                          Title:

                          FOF PARTNERS III-B, L.P.

                          By: TPG GenPar III, L.P., its general partner
                          By: TPG Advisors III, Inc., its general partner

                          By: __________________________________________Name:
                          Title:

                          TPG DUTCH PARALLEL III, C.V.
                          By: TPG GenPar Dutch, L.L.C., its general partner
                          By: TPG GenPar III, L.P., its general partner
                          By: TPG Advisors III, Inc., its general partner

                          By: __________________________________________Name:
                          Title:

                          EVERCORE METC CAPITAL PARTNERS II L.P.

                          By: Evercore Partners II L.L.C., its General Partner

                          By: __________________________________________
                              Name:
                              Title:

                          BANC OF AMERICA CAPITAL INVESTORS, L.P.

                          By: Banc of America Capital Management, L.P.,
                              its General Partner

                          By: BACM I GP, LLC,
                              its General Partner

                          By: __________________________________________
                              Name:
                              Title:

                                   SCHEDULE A
ALLOCATION AMONG THE PURCHASERS OF 50,000,000 SHARES OF COMMON STOCK OF THE COMPANY

THL ENTITIES

                                                                    NUMBER OF
             ENTITY                              CONSIDERATION        SHARES       PERCENTAGE
-------------------------------------------     ----------------    ----------     ----------
Thomas H. Lee Equity Fund V, L.P.               $ 172,903,060.00    17,290,306      76.845804%
Thomas H. Lee Parallel Fund V, L.P.             $  44,861,410.00     4,486,141      19.938404%
Thomas H. Lee Equity (Cayman) Fund V,
L.P.                                            $   2,382,360.00       238,236       1.058827%
Putnam Investment Holdings, LLC                 $   1,354,990.00       135,499       0.602218%
Putnam Investments Employees' Securities
Company I LLC                                   $   1,164,370.00       116,437       0.517498%
Putnam Investments Employees' Securities
Company II LLC                                  $   1,039,620.00       103,962       0.462053%
Thomas H. Lee Investors Limited Partnership     $   1,294,190.00       129,419       0.575196%
                                                ----------------    ----------     ----------
THL ENTITIES IN TOTAL                           $ 225,000,000.00    22,500,000       100.0000%
                                                ----------------    ----------     ----------

TPG ENTITIES

        ENTITY                        CONSIDERATION      NUMBER OF SHARES     PERCENTAGE
----------------------------         ----------------    ----------------     ----------
TPG Partners IV, L.P.                $ 138,923,100.00     13,892,310.0000        61.7436%
TPG Partners III, L.P.               $  68,338,688.00      6,833,869.0000        30.3728%
TPG Parallel III, L.P.               $   8,925,228.00        892,523.0000         3.9668%
TPG Investors III, L.P.              $   4,501,478.00        450,148.0000         2.0007%
FOF Partners III, L.P.               $     108,285.00         10,828.0000         0.0481%
FOF Partners III-B, L.P.             $   2,406,710.00        240,671.0000         1.0696%
TPG Dutch Parallel III, C.V.         $   1,796,511.00        179,651.0000         0.7984%
                                     ----------------    ----------------     ----------
TPG ENTITIES IN TOTAL                $ 225,000,000.00     22,500,000.0000       100.0000%
                                     ----------------    ----------------     ----------

EVERCORE

         ENTITY              CONSIDERATION       NUMBER OF SHARES       PERCENTAGE
-----------------------      -------------       ----------------       ----------
Evercore METC
Capital Partners II L.P.     $  30,000,000              3,000,000         100.0000%

BACI

         ENTITY              CONSIDERATION       NUMBER OF SHARES       PERCENTAGE
-----------------------      -------------       ----------------       ----------
Banc of America              $  20,000,000              2,000,000         100.0000%
Capital Investors, L.P.

TOTAL

                                                 NUMBER OF
         ENTITY              CONSIDERATION        SHARES         PERCENTAGE
-----------------------      -------------       ----------      ----------
THL Entities                 $ 225,000,000       22,500,000         45.0000%
TPG Entities                 $ 225,000,000       22,500,000         45.0000%
Evercore                     $  30,000,000        3,000,000          6.0000%
BACI                         $  20,000,000        2,000,000          4.0000%
                             -------------       ----------      ----------
TOTAL                        $ 500,000,000       50,000,000        100.0000%
                             -------------       ----------      ----------

PURCHASER ADDRESSES:

           Thomas H. Lee Partners, L.P.
           100 Federal Street
           Boston, MA 02110
           Attention: Thomas Hagerty and Seth Lawry
           Telephone: (617) 227-1050
           Facsimile: (617) 227-3514

           Texas Pacific Group
           301 Commerce Street
           Suite 3300
           Fort Worth, TX 76102
           Attention: David Spuria
           Telephone: (817) 871-4000
           Facsimile: (817) 871-4088

           Evercore Partners
           55 East 52nd Street, 43rd Floor
           New York, NY 10055
           Attn: Neeraj Mital
           Telephone: (212) 857-3197
           Facsimile: (212) 857-3152

           Banc of America Capital Investors, L.P.
           Bank of America Corporate Center
           100 North Tryon Street, 25th Floor
           NC1-007-25-02
           Charlotte, NC 28255
           Attention: Robert L. Edwards, Jr.
           Facsimile: (704) 386-6432